UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.                     )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12
ATARI, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS
COMMONLY ASKED QUESTIONS AND ANSWERS
PROPOSAL 1: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE AND BOARD MATTERS
EXECUTIVE OFFICERS OF THE COMPANY
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
STOCK PERFORMANCE GRAPH
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
PROPOSAL 2: INCREASE IN SHARES AVAILABLE UNDER 2005 PLAN
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
ADDITIONAL INFORMATION
OTHER MATTERS

417 Fifth Avenue
New York, New York 10016
July 31, 2006
Dear Fellow Stockholders:
     You are cordially invited to join us at the 2006 Annual Meeting of Stockholders that will be held at the offices of Atari, Inc., 417 Fifth Avenue, New York, New York, on Thursday, September 21, 2006 at 9:00 a.m. At this Annual Meeting we are asking stockholders to:
•	elect three Class II directors to hold office until the 2009 Annual Meeting of Stockholders;

•	approve an increase in the number of shares that may be issued under the 2005 Stock Incentive Plan;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2007; and

•	act on any other matters that may properly come before the Annual Meeting.
     After the Annual Meeting, we will answer your questions.
     I look forward to seeing you at the meeting.

Very truly yours,

/s/ BRUNO BONNELL
Chairman, Chief Executive Officer and
Chief Creative Officer
WHETHER OR NOT YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND VOTE WITH REGARD TO A MATTER, YOUR PROXY WILL AUTOMATICALLY BE REVOKED WITH REGARD TO THAT MATTER.

417 Fifth Avenue
New York, New York 10016
NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

DATE:	September 21, 2006

TIME:	9:00 a.m. (Eastern Time)

PLACE:	Atari, Inc.
417 Fifth Avenue
New York, New York 10016
PROPOSALS TO BE VOTED UPON:
     1. To elect three Class II directors to hold office until the 2009 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified;
     2. To increase the number of shares that may be issued under the 2005 Stock Incentive Plan;
     3. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2007; and
     4. To act on any other matters that may properly come before the meeting.
     OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES NAMED IN THE ATTACHED PROXY STATEMENT AND “FOR” EACH OTHER PROPOSAL.
     Stockholders of record at the close of business in New York City on July 27, 2006 are entitled to notice of the Annual Meeting and to attend and vote at the Annual Meeting. A complete list of these stockholders will be available at Atari’s New York headquarters prior to the Annual Meeting. Shares of Common Stock can be voted at the Annual Meeting only if the holder is present in person or represented by a valid proxy at the meeting. A copy of Atari’s Annual Report for the fiscal year ended March 31, 2006 is being mailed, together with this Notice and Proxy Statement and a Proxy Card, on or about August 14, 2006 to all stockholders of record as of July 27, 2006.

By Order of the Board of Directors

/s/ Kristina K. Pappa

KRISTINA K. PAPPA
Secretary
Dated: July 31, 2006

417 Fifth Avenue
New York, New York 10016

PROXY STATEMENT
Annual Meeting of Stockholders
September 21, 2006

GENERAL
     Our Board of Directors is soliciting proxies for the 2006 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters to be brought before the Annual Meeting. Please read it carefully.
     The Board has set July 27, 2006 as the record date for the Annual Meeting. Stockholders who are shown on our stock records as the owners of Common Stock at the close of business in New York City on that date are entitled to notice of the meeting and to attend and vote at the meeting, with each share entitled to one vote. There were 134,765,510 shares of Common Stock outstanding on the record date and 333 record holders of that stock.
     Voting materials, which include this Proxy Statement and a Proxy Card, together with our 2006 Annual Report, are being mailed to stockholders beginning on or about August 14, 2006.
     In this Proxy Statement:
•	“Atari”, “we” and “Company” mean Atari, Inc.;

•	“2005 Plan” means Atari’s 2005 Stock Incentive Plan;

•	Holding shares in “street name” means your Atari shares are held in an account at a bank, brokerage firm or other nominee; and

•	“Common Stock” means Atari’s common stock as described in Atari’s current Restated Certificate of Incorporation.
     As of the record date, Infogrames Entertainment S.A. (“IESA”), through its direct wholly-owned subsidiary, California U.S. Holdings, Inc., beneficially owned approximately 51% of our Common Stock, which gives it sufficient voting power to elect the three directors and to approve each of the other proposals. See “Security Ownership of Certain Beneficial Owners and Management” below. If IESA votes for the election of each of the director nominees and each of the other proposals, those director nominees will be elected, and each of the other proposals will be approved, even if no other stockholders vote in favor of them.
COMMONLY ASKED QUESTIONS AND ANSWERS
Q:	Why am I receiving this Proxy Statement and a Proxy Card?

A:	This Proxy Statement describes proposals on which you, as a stockholder, are being asked to vote. It also gives you information relating to those proposals, as well as other information, so that you can make an informed decision. You are invited to attend the Annual Meeting to vote on the proposals, but you do not need to attend in person in order to vote. You may instead follow the instructions below to vote by mail using the enclosed Proxy Card. By doing so, you are authorizing each of Bruno Bonnell and Arturo Rodriguez to vote your shares at the Annual Meeting as you have instructed. If you return your Proxy Card by mail and fail to indicate your voting preferences or a proposal comes up for vote at the Annual Meeting that is not on the Proxy Card, Mr. Bonnell and Mr. Rodriguez will vote your shares for the election of the three director nominees, for approval of each of the other proposals and according to their best judgment with regard to any other matters that may come before the meeting. Even if you currently plan to attend and vote at the Annual Meeting, please complete and return your Proxy Card before the meeting date, in case your plans change. If you attend the meeting and vote with regard to a matter, your proxy will automatically be revoked with regard to that matter. It will not be revoked with regard to matters as to which you do not vote.

Q:	Who can vote at the Annual Meeting?

A:	Persons who are shown on our stock records as having owned Common Stock at the close of business on July 27, 2006 may attend and vote at the Annual Meeting. Each share of Common Stock is entitled to one vote. There were 134,765,510 shares of Common Stock outstanding on that date.

Q:	What am I voting on?

A:	We are asking you to:
•	elect three Class II directors to hold office until the 2009 Annual Meeting of Stockholders;

•	approve an increase in the number of shares that may be issued under the 2005 Plan;

•	ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2007; and

•	act on any other matters that may properly come before the Annual Meeting.
Q:	How do I vote?

A:	You may vote by mail or in person at the meeting. If you wish to vote by mail, you must complete, date, and sign the enclosed Proxy Card and return it in the postage pre-paid envelope we have provided. If you mark voting instructions on the Proxy Card, your shares will be voted as you instruct. If you do not mark voting instructions on the Proxy Card, your shares will be voted as follows:
☐	FOR the election of the three nominees described below as Class II directors;

☐	FOR approval of the increase in the number of shares we can issue under our 2005 Plan; and

☐	FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal 2007.
If you wish to vote in person at the meeting, you may use the ballot we will pass out at the meeting. However, if you hold your shares in “street name” (i.e., in the name of a bank, a broker or another type of nominee), you must obtain a proxy from the institution that holds your shares in order to vote at the meeting.
Q:	What does it mean if I receive more than one Proxy Card?

A:	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please complete and return all Proxy Cards to ensure that all of your shares are voted.

Q:	What if I change my mind after I give my proxy?

A:	You may revoke your proxy and change your vote with regard to any matter at any time before the polls close with regard to that matter at the Annual Meeting. You may do this by either:
•	sending a signed statement to the Company’s Secretary at our corporate headquarters (which address is listed on the Notice of Meeting) that the proxy is revoked;

•	signing another proxy with a later date; or

•	voting in person with regard to the matter at the Annual Meeting.
Your proxy will not be revoked with regard to a matter if you attend the meeting but do not vote with regard to that matter.

Q:	Who will count the votes?
A:	Employees of American Stock Transfer & Trust Company will tabulate the votes and act as the inspectors of election.

Q:	How many shares must be present to enable the meeting to take place?

A:	To conduct business at the Annual Meeting, holders of majority of our outstanding shares as of July 27, 2006 must be present or represented by proxies at the meeting. On that date, a total of 134,765,510 shares of Common Stock were outstanding and entitled to vote. Therefore, holders of at least 67,382,756 shares, must be present or represented. This is called a quorum. Shares are counted as present or represented at the meeting if either:
•	the holder is present in person at the meeting;

•	the holder has properly submitted a Proxy Card, or

•	the holder is represented at the meeting by somebody else who is properly authorized to vote the holder’s shares.
On July 27, 2006, IESA owned, through a direct wholly-owned subsidiary, a majority of our outstanding Common Stock. Therefore, if the IESA subsidiary attends the meeting, there will be a quorum present. If the IESA subsidiary does not attend the meeting, there will not be a quorum and the meeting will not be able to proceed.
Q:	Will my shares be voted if I do not sign and return my Proxy Card?

A:	If your shares are registered in your name, they will not be voted unless you submit your Proxy Card or vote in person at the Annual Meeting.

Q:	How will my shares be voted if they are held in “street name”?

A:	If your shares are held in “street name” (i.e., by a bank, a broker or another nominee), you should have received voting instructions with these materials from your broker or other nominee. We urge you to instruct your broker or other nominee how to vote your shares by following those instructions. If you do not give your broker or nominee instructions as to how to vote your shares, they may be voted only on matters for which the broker or nominee has discretionary authority under applicable rules. The broker or nominee probably will be able to vote your shares with regard to the election of directors and Proposal 3 (relating to appointment of auditors), but not with respect to Proposal 2 (relating to the increase in the shares we can issue under the 2005 Plan). These “broker non-votes” will be counted for purposes of determining whether a quorum is present but will not be counted for any purpose with respect to Proposal 2.

Q:	How are votes counted?

A:	In the election of directors, you may either vote “FOR,” or withhold your vote with regard to, each nominee. You may vote “FOR”, “AGAINST” or “ABSTAIN” with regard to each of the other proposals. Abstentions are counted for purposes of determining whether a quorum is present.

If you sign and return your Proxy Card without voting instructions, your shares will be voted “FOR” each nominee named below and in favor of each other proposal described below.

Q:	How many votes must the nominees have to be elected as directors?

A:	The three nominees receiving the highest number of “FOR” votes will be elected as directors. This number is called a plurality.

Q:	What happens if a nominee is unable to stand for election?

A:	The Board may reduce the number of directors or it may select a substitute nominee.

Q:	How many votes are required to increase the number of shares you may issue under the 2005 Plan and to ratify the Company’s selection of an independent registered public accounting firm?

A:	The approval of the increase in the number of shares we can issue under the 2005 Plan and the ratification of the independent registered public accounting firm each must receive a “FOR” vote of a majority of the votes that are cast with regard to it. Abstentions are not counted in determining the number of votes that are cast.

Q:	How will I learn the results of the voting at the meeting?

A:	We will publish the final results in our Quarterly Report on Form 10-Q for the second quarter of fiscal 2007. We will file that report with the Securities and Exchange Commission (the “SEC”), and you can get a copy by contacting our Investor Relations Department at (212) 726-6500 or contacting the SEC at (800) SEC-0330 for the location of its nearest public reference room. You can also get a copy of the Form 10-Q on the Internet at www.atari.com, or through the SEC’s electronic data system, called EDGAR, at www.sec.gov.

Q:	Who will pay for this proxy solicitation?

A:	The costs of soliciting proxies are being paid by Atari. Some of our officers and other agents may solicit proxies personally, by telephone and by mail. Those persons will not be specially compensated for these services. Atari will reimburse brokerage houses, nominees, fiduciaries and other custodians for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to the beneficial owners of Common Stock.
PROPOSAL 1: ELECTION OF DIRECTORS
     There are currently eight members of our Board of Directors. Under our Certificate of Incorporation and By-Laws, the Board of Directors is divided into three classes, as nearly equal in number as possible, with the terms of the directors of the different classes expiring at successive annual meetings. The terms of office of the Class II directors will expire at the conclusion of this Annual Meeting unless they are re-elected. The terms of office of the Class III directors will expire at the 2007 Annual Meeting of Stockholders and the terms of office of the Class I directors will expire at the 2008 Annual Meeting of Stockholders.
     The Board of Directors has no knowledge that any nominee is or may be unable to serve or will or may withdraw from nomination. Certain information regarding the Board’s director nominees is set forth below. Each director has served continuously with the Company since his or her first election, as indicated below.
     The Board’s nominees for election as Class II directors at the Annual Meeting are as follows:

Name	Age
James Ackerly	57
Denis Guyennot	43
Ann E. Kronen	48
     James Ackerly has served as a director since June 2001. He is currently the Chairman and President of Splinternet Communications, Inc., a provider of packetized communications services to major communications companies around the world and an operator of offshore Internet services providers. Since 1995, Mr. Ackerly has provided technology consulting and design services to AMR Corp., The Sabre Group, AT&T and others.
     Denis Guyennot has served as a director since February 2000. Since early 2006 he has been the chief executive officer of the operations of Glu Mobile Limited in Europe, Middle East and Africa. From October 2004 until December 2005, Mr. Guyennot served as the Executive Vice President, Wireless Applications, of IESA. From February 2000 to October 2004, he served as President, Chief Operating Officer, and Secretary of the Company. From January 1999 to January 2000, Mr. Guyennot served as President of Distribution for Infogrames Entertainment Europe. From July 1998 to January 1999, Mr. Guyennot served as President of Infogrames Europe’s Southern Region. In 1988, Mr. Guyennot founded Ecudis, a distributor of interactive software in Europe, which was acquired by IESA in July 1998.
     Ann E. Kronen has served as a director since February 2000. Since 1996, Ms. Kronen has been an independent consultant specializing in strategic planning and management development. As is discussed below, she provides consulting services to the Company. Previously, she was Vice President of Product Development for Disney Educational Publishing and President, Family Division, of Phillips Interactive Media, Inc. Ms. Kronen has been working in the interactive media industry since 1983.
     The five remaining members of our Board of Directors, who are in Classes I and III with terms that do not expire until the 2008 and 2007 Annual Meetings of Stockholders, respectively, are as follows:

Name	Age	Class
Ronald C. Bernard	63	I
Bruno Bonnell	48	III
Evence-Charles Coppee	53	III
Michael G. Corrigan	48	I
Thomas Schmider	44	I

     Ronald C. Bernard has served as a director since November 2005. From 2004 to the present, Mr. Bernard has served as the President of LWB Consulting. From 2000 to 2003, he served as Chief Executive Officer of Sekani, Inc. Mr. Bernard served as President of NFL Enterprises from 1993 to 2000. Prior to that, Mr. Bernard served as the President of Viacom Network Enterprises and as the Executive Vice President, Finance and Administration of Showtime Networks Inc. Mr. Bernard started his career as a Senior Accountant with Peat, Marwick, Mitchell & Co.
     Bruno Bonnell has served as a director since December 1999 and has been our Chairman of the Board since February 2000 and Chief Creative Officer since April 2004. In addition, since February 2006, he has been our Acting Chief Financial Officer. Mr. Bonnell also served as our Chief Executive Officer from February 2000 to November 2004 and resumed serving in that capacity in June 2005. Mr. Bonnell founded IESA with Thomas Schmider in 1983 and has been the Chairman of the Board of Directors and Chief Executive Officer of IESA since that time. Prior to founding IESA, Mr. Bonnell was involved with the launch of T07, one of the first computers designed for domestic use.
     Evence-Charles Coppee has served as a director since November 2005. Mr. Coppee is also the Deputy Chief Operating Officer of IESA and serves on the Board of IESA. From 1996 to 2005, he served as Executive Vice President and joint Managing Director of the daily “Liberation.” From 1987 to 1996, Mr. Coppee held various positions with the French conglomerate Chargeurs (and Pathe). Prior to that, Mr. Coppee was a Manager with the Boston Consulting Group.
     Michael G. Corrigan has served as a director since November 2005. Mr. Corrigan currently is a co-founder and principal of Shelbourne Capital Partners founded in 1999. Previously, he served as Senior Executive Vice President and Chief Financial Officer of Metro-Goldwyn-Mayer, Inc. From 1978 to 1998, Mr. Corrigan was an accountant with PriceWaterhouse, most recently serving as a Managing Partner in the Entertainment, Media and Communications Group.
     Thomas Schmider has served as a director since December 1999. Mr. Schmider founded IESA with Bruno Bonnell in June 1983 and has been the Managing Director (Chief Operating Officer) of IESA since that time. Mr. Schmider also serves on the board of directors of IESA and of several private companies that are subsidiaries of IESA.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE ELECTION OF EACH OF THE THREE NOMINEES TO THE BOARD OF DIRECTORS.
CORPORATE GOVERNANCE AND BOARD MATTERS
Controlled Company Exemption
     Under the NASDAQ Marketplace Rules, the Company is considered a “Controlled Company” because IESA, through a direct wholly-owned subsidiary, owns more than 50% of the voting power in the Company. As a Controlled Company, Atari is exempt from certain NASDAQ listing standards, including requirements that it have (i) a Board of Directors consisting of a majority of independent directors, (ii) a nominating committee and (iii) a compensation committee consisting entirely of independent directors. Nonetheless, Controlled Companies are required to have an Audit Committee consisting entirely of independent directors.
Director Independence
     Under applicable SEC and NASDAQ rules, a director will only qualify as an “independent director” if (a) the director meets certain objective tests of independence (including not having been an employee within the past three years and not controlling us) and (b) in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has recently evaluated all relationships between each director and the Company and has determined that Messrs. Ackerly, Bernard and Corrigan are “independent directors” as that term is defined in the NASDAQ Marketplace Rules.
Committees
     The Board of Directors of the Company directs the management of the business and affairs of the Company, but it has delegated some of its functions to an Audit Committee, a Transaction Review Committee (now disbanded) and a Compensation Committee. In addition, from time to time, the Board may establish special committees to address specific transactions or issues.

  Audit Committee and “Audit Committee Financial Expert”
     The Audit Committee reviews the adequacy of internal controls. It is responsible for appointing and determining the compensation of the independent registered accounting firm that audits our financial statements and it reviews the scope and results of annual audits and other services provided by the Company’s independent public accountants. The Audit Committee also performs certain other functions that are required under the Sarbanes-Oxley Act of 2002, the SEC rules or the NASDAQ Marketplace Rules.
     The Audit Committee is currently composed of Messrs. Bernard, Ackerly and Corrigan, each an independent director, as required by the NASDAQ Marketplace Rules. Mr. Bernard serves as the Chairman of the Audit Committee. The Audit Committee and our Board have determined that both Mr. Bernard and Mr. Corrigan are “audit committee financial experts,” as that term is defined in SEC rules.
     The Audit Committee’s charter was most recently amended on July 28, 2005. A copy of the Second Amended and Restated Audit Committee Charter, as amended through July 2005 was included as an Appendix to the Proxy Statement relating to our 2005 Annual Meeting of Stockholders.
  Transaction Review Committee
     We have a continuous business relationship with IESA (we distribute each other’s products in our respective geographic areas), and we from time to time enter into other transactions with IESA. The NASDAQ Marketplace Rules require that, with a minor exception, all transactions with related parties be approved by a company’s audit committee or another committee consisting entirely of independent directors. On July 28, 2005, we established a special Transaction Review Committee because David Ward, who was a member of the Audit Committee at that time, was independent as to us, but was a director of IESA. We did not believe it was appropriate for the Audit Committee to approve transactions between IESA and us while he was a member of that committee. The Transaction Review Committee consisted of James Ackerly and Thomas Heymann. In November 2005, two new independent members, Messrs. Bernard and Corrigan, were elected to our Board and Audit Committee and the Audit Committee was reconstituted such that Mr. Ward was no longer a member. Accordingly, we elected to disband the Transaction Review Committee. Currently, the members of our Audit Committee, acting in some instances as a special committee, review all transactions between IESA and us, other than day to day transactions pursuant to Distribution Agreements that already have been approved by that committee and our entire Board of Directors.
  Compensation Committee
     The Compensation Committee (i) oversees the Company’s compensation plans, employee stock option plans, employee stock purchase plans, programs and policies for executive officers, (ii) monitors the performance and compensation of executive officers and other key employees, and (iii) monitors related decisions concerning matters of executive compensation.
     During fiscal 2006, the Compensation Committee was initially composed of James Ackerly, Bruno Bonnell and Thomas A. Heymann, with Ms. Kronen serving in an non-voting capacity. Mr. Heymann resigned from the Board and Compensation Committee on January 23, 2006 and on February 2, 2006, Mr. Corrigan was elected to the Compensation Committee and made its Chairman. A majority of the directors serving as voting members of the Committee are independent.
     The Board of Directors adopted an amended Compensation Committee Charter during fiscal 2004, which was filed as an exhibit to our Annual Report on Form 10-K for the year ended March 31, 2004.
  Meetings and Attendance
     The Board meets on a fixed schedule four times a year and also holds special meetings and acts by written consent, as needed. During fiscal 2006, the Board of Directors held eleven meetings, the Audit Committee held twelve meetings, the Compensation Committee held seven meetings and the Transaction Review Committee held two meetings. Each director attended at least 75% of the meetings of the Board of Directors and 75% of the meetings of each committee (held during the periods that he or she served), if any, on which he or she served, except for Thomas Schmider. During fiscal 2006, Mr. Schmider attended 63.6% of the meetings of the Board and did not serve on any committee.
     The Company encourages all our directors to attend our Annual Meetings of Stockholders. At our 2005 Annual Meeting of Stockholders, three members of the Board were present.

Director Nominations
     As a Controlled Company, we are exempt from NASDAQ Marketplace Rules that require director nominees to be selected or recommended by a majority of the independent directors or a nominating committee comprised solely of independent directors. The Board does not delegate the responsibility of nominating potential new directors to a separate nominating committee because the Board believes that all directors should be involved in this process.
     The Board believes that potential nominees should be individuals with high standards of ethics and integrity who are committed to representing the interests of the stockholders through the exercise of sound judgment. They should have broad business or professional experience that will allow them to contribute to the Board’s discussions and decisions, and they should be able to devote sufficient time and energy to the performance of the duties of a director. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge, and abilities that will enable the Board of Directors to fulfill effectively all its responsibilities. Board candidates who may become members of the Audit Committee must also have the financial experience necessary to perform their duties and to satisfy the requirements of the SEC rules and NASDAQ rules relating to Audit Committees. In the event there is a vacancy on the Board of Directors, the Board considers candidates recommended by current directors, officers, professional advisors, employees and others.
     The Company’s By-Laws contain procedures and requirements for stockholder nominations of directors. See “Submission of Stockholder Proposals and Nominations for the 2006 Stockholders Meeting” below for a description of those procedures and requirements.
Director Compensation
     Directors who are also employed by the Company, IESA or any of their respective subsidiaries do not receive any compensation for their service on the Board of Directors. Currently, the non-employee directors are James Ackerly, Ronald C. Bernard, Michael G. Corrigan, Denis Guyennot, and Ann E. Kronen (although Ms. Kronen has a consulting relationship with us). Beginning July 1, 2005, each non-employee director serving on the Board of Directors has received the following:
•	an annual retainer of $25,000;

•	an additional annual retainer of $7,500 for the chairman of each committee of the Board of Directors;

•	a fee for each Board meeting attended ($2,000 for attending in person and $1,000 for attending via phone);

•	a fee for each committee meeting attended ($2,000 for attending in person and $1,000 for attending via phone);

•	an annual stock option grant for 10,000 shares of the Company’s Common Stock; and

•	upon joining the Board of Directors, a one-time stock option grant for 25,000 shares of the Company’s Common Stock.
  Consulting Agreement with Ann E. Kronen
     On November 22, 2005, we entered into a consulting agreement with Ann E. Kronen (the “Kronen Agreement”) which was effective as of August 1, 2005. The Kronen Agreement engages Ms. Kronen to provide business development and relationship management services with potential and existing business partners that are located on the West Coast. The term of the Kronen Agreement expires on July 31, 2006. In fiscal 2006, Ms. Kronen received $121,667 for services under the Kronen Agreement and prior consulting agreements with the Company. In addition, Ms. Kronen was reimbursed for travel expenses incurred in connection with her rendering of those services.
  Stockholder Communications with the Board
     The Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Board of Directors considers to be important for the directors to know. In general, communications relating to corporate governance and long- term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances or matters as to which we tend to receive repetitive or duplicative communications.
     The Audit Committee has adopted Procedures for Complaints. They provide for confidential communications on either an identified or anonymous basis to be made to the Audit Committee, via email, our complaint hotline or through our Vice President and General Counsel who will forward all communications to the Audit Committee.

     Atari stockholders may send communications to the Board of Directors as a whole, the independent directors as a group, any Board committee, or any individual member of the Board by writing c/o Kristina K. Pappa, Vice President, Secretary and General Counsel, Atari, Inc., 417 Fifth Avenue, New York, New York 10016 and specifying the intended recipients. Inquiries sent by mail will be reviewed, sorted and summarized by Ms. Pappa or her designee before they are forwarded to the Board or the applicable committee or individual director(s).
Code of Ethics
     We have adopted a Code of Ethics, Standards of Conduct and Confidentiality that applies to directors, executive officers, and all other employees, including senior financial personnel. We will make copies of our Code of Ethics available to stockholders upon request. Any such request should be either sent by mail to Atari, Inc., 417 Fifth Avenue, New York, New York 10016, Attn: General Counsel or made by telephone by calling our General Counsel at (212) 726-6500.
EXECUTIVE OFFICERS OF THE COMPANY
     Bruno Bonnell and Jean-Marcel Nicolai are the only current executive officers of the Company. Set forth below is certain information concerning Mr. Nicolai. Information concerning Bruno Bonnell is presented above under the caption “Election of Directors.”

Name	Age	Position
Jean-Marcel Nicolai	41	Senior Vice President, Product Development and Chief
		Technology Officer
     Jean-Marcel Nicolai has been our Senior Vice President in charge of Product Development and our Chief Technology Officer since December 2004. From February 2000 until November 2002, he was employed by Atari Europe, a subsidiary of IESA, as Vice President — Production Support. From November 2002 until November 2004, he was employed by Atari Europe as Senior Vice President International Operations / European CIO. Before joining Atari Europe, he worked for Hewlett-Packard as the manager of its European Center of Solution Expertise.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our directors, officers and stockholders who beneficially own more than 10% of our Common Stock are required to file with the SEC initial reports of ownership and reports of changes in ownership with respect to our equity securities and to furnish us with copies of all reports they file.
     Based solely on our review of the copies of such reports that we received, we believe that during our 2006 fiscal year, each such reporting person filed all the required reports in a timely manner.
EXECUTIVE COMPENSATION
     The following table summarizes the total compensation for each of the last three fiscal years for (i) each person who served as our Chief Executive Officer during any portion of fiscal 2006, (ii) the other most highly compensated executive officers who were serving at the end of the fiscal year and where aggregate cash compensation exceeded $100,000 during fiscal 2006 (of whom there were two) and (iii) two of our former executive officers who were not serving at the end of the fiscal year but otherwise would have been among the four most highly compensated executive officers during fiscal 2006 (collectively, the “Named Executive Officers”).

Summary Compensation Table

						Long-Term Compensation
	Annual Compensation					Securities
				Other Annual		Underlying		All Other
Name and Principal Position	Year	Salary($)	Bonus($)	Compensation($)		Options(#)		Compensation($)
Bruno Bonnell	2006	607,295	0	205,773	(1)	0		0
Chairman of the Board, Chief Executive Officer, Acting Chief	2005	634,449	0	255,495	(1)	2,000,000		0
Financial Officer, Chief Creative Officer	2004	200,000	0	49,825	(1)	300,000		0

James Caparro	2006	130,638	0	0		0	(3)	0
Former President and Chief Executive Officer	2005	241,410	0	12,772	(2)	0	(3)	50,213	(4)
	2004	0	0	0		0		0

Diane Price Baker	2006	353,704	25,000	0	(3)	0	(3)	0
Former Chief Financial Officer	2005	75,987	0	0	(3)	0	(3)	0
	2004	0	0	0		0		0

Jeffrey B. Kempler	2006	187,197	25,000	0	(3)	0	(3)	0
Former Senior Vice President, Business and	2005	55,417	0	0	(3)	0	(3)	0
Legal Affairs	2004	0	0	0		0		0

William L. Stocks III	2006	364,000	0	15,900	(5)	20,000		0
Former Executive Vice President, US and NA Sales, Marketing, Licensing and Distribution	2005	360,500	0	4,980	(6)	20,000		5,460	(7)
	2004	332,969	0	4,980	(6)	150,000		5,250	(7)

Jean-Marcel Nicolai	2006	280,000	50,000	207,473	(8)	50,000		0
Senior Vice President, Product Development and Chief Technology Officer	2005	116,667	0	130,893	(8)	150,000		0
	2004	0	0	0		0		0

(1)	Represents (i) $203,536, $187,892 and $49,825 of housing allowance, including tax gross-up amounts, for fiscal 2006, 2005 and 2004, (ii) $64,617 of legal expenses paid in fiscal 2004 in connection with the negotiation of Mr. Bonnell’s employment agreement with the Company (grossed-up for taxes), (iii) $2,986 in fiscal 2005 for immigration services, and (iv) life insurance premiums (grossed up for taxes) paid in fiscal 2006.

(2)	Represents (i) $8,245 of legal expenses paid in connection with the negotiation of the Caparro Employment Agreement with the Company and (ii) $4,527 for personal use of Company provided car service.

(3)	Does not include stock options that were forfeited upon termination of employment.

(4)	Represents (i) $4,667 of Company contributions to the 401(k) Plan (which were forfeited when the Caparro Employment Agreement terminated), (ii) $7,679 of life insurance premiums (grossed up for taxes) and (iii) $37,667 paid to Mr. Caparro for services as a director before he became an employee.

(5)	Represents (i) $4,980 of car allowance and (ii) $10,920 of Company contributions to the 401(k) Plan.

(6)	Represents car allowance.

(7)	Represents Company contributions to the 401(k) Plan.

(8)	Represents (i) $57,191 and $27,975 of school expenses for dependents, including tax gross-up, for fiscal 2006 and 2005, (ii) $146,082 and $102,917 of housing allowance and relocation expenses, including tax gross-up, for fiscal 2006 and 2005 and (iii) $4,200 of Company contributions to the 401(k) Plan for fiscal 2006.

Option Grants in Fiscal Year 2006
     The following table sets forth information concerning grants of stock options made during fiscal 2006 to each of the Named Executive Officers, other than options granted to James Caparro, Diane Price Baker and Jeffrey B. Kempler that were forfeited when their employment terminated. The table also shows the hypothetical value of those options at the end of their terms (ten years) if the stock price were to appreciate annually by 5% and 10%, respectively. These assumed rates of growth are required by the SEC for illustration purposes only and are not intended to forecast possible future stock prices.

					Potential Realizable
	Number of	Percent of			Value at Assumed
	Securities	Total Options			Annual Rates of Stock
	Underlying	Granted to			Price Appreciation for
	Options	Employees in	Exercise Price	Expiration	Option Term ($)
Named Executive Officer	Granted (#)	Fiscal Year(1)	Per Share(2)	Date	5%	10%
Bruno Bonnell	—	—	—	—	—	—
William L. Stocks III	20,000	2.53%	2.94	6/17/2015	$95,779	$152,512
Jean-Marcel Nicolai	50,000	6.33%	2.94	6/17/2015	$239,447	$381,280

(1)	The Company granted an aggregate of 790,500 stock options to employees during fiscal 2006.

(2)	The exercise prices are equal to the market prices of the Company’s Common Stock on the dates of grant.
Aggregated Option Exercises and Year-End Option Values
     Set forth below is information relating to the exercise of stock options of the Company during fiscal 2006 by each of our Named Executive Officers and the year-end value of unexercised options held by the Named Executive Officers.

Number of
			Securities Underlying	Value of Unexercised
	Shares		Unexercised Options at	In-the-Money Options at
	Acquired on	Value	March 31, 2006 (#)	March 31, 2006 ($)(1)(2)
Named Executive Officer	Exercise (#)	Realized ($)	(Exercisable/Unexercisable)	(Exercisable/Unexercisable)
Bruno Bonnell	—	—	2,741,964/1,058,036	0/0
James Caparro(3)	—	—	—	—
Denis Guyennot	—	—	—	—
Diane Price Baker(4)	—	—	—	—
Jeffrey B. Kempler(5)	—	—	—	—
William L. Stocks III	—	—	236,875/73,125	0/0
Jean-Marcel Nicolai	—	—	78,125/121,875	0/0

(1)	Based on the market value of underlying shares of the Company’s Common Stock on March 31, 2006 of $0.64, minus the aggregate exercise price.

(2)	No options were in-the-money as of March 31, 2006, because the fair market value of the underlying stock on that day was less than the exercise price of any of the options.

(3)	Mr. Caparro is the former President and Chief Executive Officer of the Company. Mr. Caparro resigned as the President and Chief Executive Officer of the Company effective June 6, 2005. In connection with his resignation, all unvested stock options were cancelled.

(4)	Ms. Baker resigned as the Executive Vice President and Chief Financial Officer effective February 17, 2006. In connection with her resignation, all vested stock options expired and all unvested stock options were cancelled.

(5)	Mr. Kempler resigned as the Senior Vice President, Business and Legal Affairs effective October 21, 2005. In connection with his resignation, all unvested stock options were cancelled.
Equity Compensation Plan Information
  Stock Incentive Plans
     We have had four plans (collectively, the “Plans”) under which we were, at particular times, authorized to grant stock to employees, officers, members of the Board of Directors, consultants and others. Each of the Plans was approved by our stockholders. Only the 2005 Plan is currently in effect though options that were granted under the other three Plans remain outstanding.
     The following table gives aggregate information regarding grants under the Plans through March 31, 2006.

	Number of Securities
	to be Issued Upon	Weighted Average
	Exercise of	Exercise Price of	Number of Securities
	Outstanding Options,	Outstanding Options,	Remaining Available
Plan Category	Warrants and Rights	Warrants and Rights	for Future Issuance
Equity compensation plans approved by security holders	7,479,730	$7.48	6,000,000
Equity compensation plans not approved by security holders(1)	38,633	$0.34	N/A

Total	7,518,363	$7.80	6,000,000

(1)	These options were granted under the Shiny Entertainment, Inc. (“Shiny”) 1995 Stock Incentive Plan (the “Shiny Plan”) and were converted to options of the Company upon the Company’s acquisition of Shiny and assumption of the Shiny Plan.

  Warrants
     In addition to the Plans, at the end of fiscal 2006, 192,499 Common Stock purchase warrants that had been issued to game developers in connection with development agreements with the Company (or its affiliates) were outstanding. At July 25, 2006, all of those warrants were out-of-the-money.
Employment and Termination Agreements; Compensation Committee Interlocks and Insider Participation
  Employment Agreement with Bruno Bonnell
     The Company and Bruno Bonnell entered into an employment agreement (the “Bonnell Employment Agreement”), which was executed on July 1, 2004 but effective as of April 1, 2004. Under the Bonnell Employment Agreement, Mr. Bonnell was to serve as the Chief Executive Officer, Chief Creative Officer and Chairman of the Board of the Company reporting directly to the Board of Directors. The Bonnell Employment Agreement permitted Mr. Bonnell and our Board to agree that an additional senior executive should be appointed as our Chief Executive Officer to assume some of the day-to-day duties theretofore undertaken by Mr. Bonnell, in order to enable Mr. Bonnell to devote substantially and comparatively more of his time to his creative role for us. In accordance with the Bonnell Employment Agreement, in November 2004, the Board elected James Caparro to be our President and Chief Executive Officer. Mr. Caparro served in those capacities until June 2005. Upon Mr. Caparro’s resignation, Mr. Bonnell again assumed the Chief Executive Officer position, and he has held that position since then. The term of the Bonnell Employment Agreement will continue through March 31, 2009, and may be extended for up to two additional one year periods on terms that are identical to those applicable to the initial term.
     Under the Bonnell Employment Agreement, Mr. Bonnell receives an annual salary of €500,000 retroactive to April 1, 2004, such salary to be reviewed annually for increase in the Compensation Committee’s sole discretion. Additionally, Mr. Bonnell is eligible to receive an annual bonus of up to 100% of his base salary (30% based upon the creative performance of the Company and 70% based on the overall financial performance of the Company). Upon execution of the Bonnell Employment Agreement, Mr. Bonnell received a grant of stock options to purchase 2,000,000 shares of the Company’s Common Stock at the then per share market price ($2.24).
     Mr. Bonnell also receives a housing allowance that provides reimbursement for Mr. Bonnell’s actual and documented rent, security deposit and broker commissions or fees of up to $7,600 per month through December 31, 2004, $8,360 per month in calendar 2005, $12,200 per month in calendar 2006 and thereafter, an amount that is equal to or above $12,200 per month in accordance with reasonable market standards.
     Further, if Mr. Bonnell’s employment is terminated without cause or he resigns for good reason without there being a change in control event, Mr. Bonnell will receive (i) his base salary for 12 months, (ii) a bonus payment equal to the target bonus amount for the year of termination, and (iii) 100% vesting of options which remain exercisable for a period of one year thereafter or, if less, the remainder of the term of the grant. If Mr. Bonnell’s employment is terminated without cause or he resigns for good reason within 24 months after a change in control event, Mr. Bonnell will receive (i) two times the sum of his then current base salary and bonus for the immediately preceding bonus year (or if higher, the bonus payment made to Mr. Bonnell with respect to the full fiscal year immediately preceding the change of control event), in 24 monthly installments, (ii) payment of any accrued amounts and the pro rata portion of his bonus for the termination year, and (iii) 100% vesting of options which remain exercisable for a period of one year thereafter or, if less, the remainder of the term of the grant.
  Employment Agreement with James Caparro
     On November 26, 2004, the Company entered into an employment agreement with James Caparro (the “Caparro Employment Agreement”). Pursuant to the Caparro Employment Agreement, Mr. Caparro was to serve as the President and Chief Executive Officer of the Company, reporting directly to the Chairman of the Board of Directors. Under the Caparro Employment Agreement, Mr. Caparro had the right to resign on 30 days notice. Mr. Caparro resigned as our President and Chief Executive Officer effective June 6, 2005. The Board waived the 30 day notice requirement. Effective on his resignation, all vested stock options expired and all unvested options that were granted to Mr. Caparro in connection with his employment were cancelled. The Company did not pay any severance amounts to Mr. Caparro.

  Employment Agreement with Diane Price Baker
     On January 24, 2005, the Company entered into an employment agreement with Diane Price Baker (the “Baker Employment Agreement”). Pursuant to such contract, Ms. Baker was to serve as the Executive Vice President and Chief Financial Officer of the Company, reporting directly to the President and Chief Executive Officer. Ms. Baker resigned as our Executive Vice President and Chief Financial Officer effective February 17, 2006. Effective on her resignation, all vested stock options expired and unvested options that were granted to Ms. Baker in connection with her employment were cancelled. The Company did not pay any severance amounts to Ms. Baker.
  Employment Agreement with Jeffrey B. Kempler
     On January 31, 2005, the Company entered into an Employment Agreement with Jeffrey B. Kempler (the “Kempler Employment Agreement”). Pursuant to the Kempler Employment Agreement, Mr. Kempler was to serve as the Senior Vice President, Business and Legal Affairs of the Company, reporting directly to the Company’s Chief Executive Officer. Mr. Kempler resigned as our Senior Vice President, Business and Legal Affairs effective October 21, 2005. Effective on his resignation, all unvested options that were granted to Mr. Kempler in connection with his employment were cancelled. The Company did not pay any severance amounts to Mr. Kempler.
  Termination and General Release Agreement with William L. Stocks III
     On May 24, 2005, the Company entered into an Termination and General Release Agreement with William L. Stocks III (the “Stocks Termination Agreement”). Pursuant to the Stocks Termination Agreement, Mr. Stocks resigned as our Executive Vice President, US and NA Sales, Marketing, Licensing and Distribution effective June 16, 2006. The Company agreed to pay Mr. Stocks nine months of his current base salary in lieu of all severance and other payment to which he might otherwise be entitled.
Compensation Committee Interlocks and Insider Participation
     The Compensation Committee of the Board of Directors is currently composed of Mr. Ackerly, Mr. Bonnell, the Chairman, Chief Executive Officer, Chief Creative Officer and Acting Chief Financial Officer of the Company, Mr. Corrigan and Ms. Kronen, a consultant to the Company, serves in a non-voting capacity. Mr. Bonnell is also a member of the Compensation Committee of the Board of Directors of IESA.
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Responsibilities and Composition of the Committee
     The Compensation Committee (i) acts with respect to the Company’s compensation plans, programs and policies for executive officers, (ii) monitors the performance and compensation of executive officers and other key employees and (iii) monitors related decisions concerning matters of executive compensation. Under the Compensation Committee’s charter, a majority of the Compensation Committee’s members must be independent directors.
Executive Compensation Philosophy and Policies
     The Compensation Committee recognizes the critical role of the Company’s executive officers in the future growth and success of the Company. Accordingly, the Company’s executive compensation policies are designed to: (i) align the interests of executive officers and stockholders by encouraging stock ownership by executive officers and by making a significant portion of executive compensation dependent upon the Company’s financial performance; (ii) provide compensation that will attract and retain superior talent; (iii) reward individual results through base salary, annual cash incentive compensation, long-term incentive compensation in the form of stock options, and various other benefits, including a 401(k) profit sharing plan and life and medical insurance plans; and (iv) manage compensation based on the level of skill, knowledge, effort and responsibility needed to perform a particular job successfully.
Components of Compensation
     The key elements of the Company’s executive compensation program are base salary, short-term (annual) incentive and long-term incentive compensation. The Compensation Committee does not exclusively use quantitative methods or mathematical formulas in setting any element of compensation. In determining each component of compensation, it considers all elements of a senior executive’s total compensation package, including insurance and other benefits. In establishing salary, bonuses and long-term incentive compensation for executive officers, the Compensation Committee takes into account both the position and expertise of the particular executive, as well as its understanding of competitive compensation for similarly situated executives in the Company’s industry. In this regard, the Company retains consultants to advise it on compensation trends and levels and to ensure that the Company’s compensation policies and guidelines are both competitive and appropriate for its size and industry position.

     Base Salary. Annual increases to base salaries for executive officers are made at the discretion of the Compensation Committee, unless there are specific requirements in an employment contract with a particular executive. Base salaries are targeted at median levels for similar companies and are adjusted to recognize varying levels of responsibility, individual performance, business segment performance and internal equity issues, as well as external pay practices. The Compensation Committee reviews each senior executive’s base salary annually. In fiscal 2006, the senior executives’ base salaries were set at a meeting held on July 14, 2005. For all other employees, the Company has a formal Company-wide merit budget program pursuant to which the Company establishes separate budgeted amounts for base salary increases due to (i) merit and (ii) promotions and market adjustments. Formal performance appraisals are, and will continue to be, an integral part of the merit review process.
     Bonuses. For fiscal 2006, the Company adopted an Executive Bonus Plan. Under this plan, each executive is eligible for a bonus equal to a set percentage of his or her base salary. Payment of full bonuses, or portions of them, is based on attainment by the Company of sales and operating profit targets established by the Compensation Committee and management. The Compensation Committee has the discretion to reduce or increase an executive’s bonus amount dependent on the Company’s financial performance and individual achievements. Although the plan does not specify factors the Compensation Committee will evaluate, the Compensation Committee evaluates, among other things, overall Company and business segment financial performance, as well as non-financial Company performance, in determining the appropriate final incentive bonus payout for each executive.
     Stock Incentive Plans. Stock options have been granted under the Company’s Plans. Stock options are an important part of the Company’s long-term incentive strategy and are granted to reinforce the importance of improving stockholder value over the long term by directly linking executive compensation to the Company’s performance. Option grant levels have been patterned after industry-competitive long-term incentive compensation practices and criteria established by the Compensation Committee, including, but not limited to, responsibility level and salary. Stock options are granted at 100% of the market price of the stock on the date of grant to ensure that the executives can only be rewarded for appreciation in the price of the Common Stock when the Company’s stockholders are similarly benefited. Under the 2005 Plan, we are also able to grant several other forms of equity based incentive awards. They are described in the Section of this Proxy Statement captioned “Proposal 2: Increase in the Number of Shares that may be Issued under the 2005 Plan.”
     401(k) Profit Sharing Plan. The Company has a profit sharing and savings plan (the “401(k) Plan”). All of the Company’s employees with at least three months of service who are at least 18 years of age are eligible to participate in the 401(k) Plan. The Company may limit participation by highly compensated employees to comply with the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the Code’s nondiscrimination requirements. Employees may elect to contribute up to 18% of their current compensation, subject to statutorily prescribed limitations, to the 401(k) Plan. The 401(k) Plan also permits the Company to provide a 100% matching contribution for full-time employees who are employed as of the end of each quarter, up to a maximum matching contribution of 3% of an employee’s compensation and 50% of the next 6% of compensation, subject to statutory limitations. The Company may also make a discretionary contribution to the 401(k) Plan which will be allocated to the accounts of participants, based on their relative compensation levels.
     Compensation of the Chief Executive Officer. In fiscal 2006, the Company paid Mr. Bonnell €500,000 in salary. Prior to fiscal 2005, Mr. Bonnell was paid considerably less than may have been paid to an individual with similar responsibilities in a similar industry. In fiscal 2005, the Compensation Committee reevaluated Mr. Bonnell’s compensation as a result of, among other things, new company directives and additional responsibilities associated with Mr. Bonnell assuming the role of Chief Creative Officer. The Compensation Committee did not increase Mr. Bonnell’s compensation in fiscal 2006, except to increase his housing allowance to be in line with market conditions. The compensation arrangement with Mr. Bonnell is formalized in the Bonnell Employment Agreement, the terms of which are summarized under “Employment and Termination Agreements, Compensation Committee Interlocks and Insider Participation” above. When it approved the Bonnell Employment Agreement, the Compensation Committee was aware that Mr. Bonnell is also the Chief Executive Officer of, and receives compensation from, IESA.
     Tax Deductibility under Section 162(m). Section 162(m) of the Code generally limits the U.S. corporate income tax deduction for compensation paid to certain executive officers to $1 million, unless the compensation is “performance based compensation” approved by the stockholders or qualifies under certain other exceptions. In designing Atari’s compensation programs, the Compensation Committee considers the effect of this provision together with other factors relevant to the needs of the business. We have historically taken, and intend to continue taking, such steps as we deem reasonably practicable to minimize the impact of Section 162(m).

COMPENSATION COMMITTEE James Ackerly Bruno Bonnell Michael G. Corrigan, Chairman Ann E. Kronen

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
     Until July 22, 2005, the Audit Committee was comprised of two non-employee directors, James Ackerly and Thomas J. Mitchell, each an independent director who met the independence requirements and financial literacy standards of the NASDAQ Marketplace Rules and the SEC rules under the Exchange Act. Mr. Mitchell served as the Chairman of the Audit Committee.
     On July 22, 2005, Mr. Mitchell resigned from the Board. On July 28, 2005, David Ward was elected to the Audit Committee and Mr. Ackerly became Chairman.
     In November 2005, Ronald C. Bernard and Michael G. Corrigan joined the Board and were elected to the Audit Committee, with Mr. Bernard becoming its chairman. At that time, the Committee was reconstituted such that Mr. Ward was no longer a member. The Audit Committee and the Board have determined that Mr. Bernard and Mr. Corrigan each qualifies as an audit committee financial expert.
     The Audit Committee operates under a written charter, that was most recently amended on July 28, 2005. The Second Amended and Restated Audit Committee Charter was included as Appendix A to the Proxy Statement relating to the 2005 Annual Meeting of Stockholders.
     Management has the primary responsibility for the preparation and integrity of Atari’s financial statements, accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The function of the Audit Committee is to assist the Board in its oversight responsibilities relating to the Company’s accounting policies, internal controls and financial reporting.
     In fulfilling its oversight responsibilities, the Audit Committee has received the written disclosures and a letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Additionally, the Audit Committee has discussed the Company’s financial statements with management and the independent accountants. On the basis of the reviews and discussions mentioned, the Audit Committee recommended that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 31, 2006, for filing with the SEC.

AUDIT COMMITTEE

James Ackerly
Ronald C. Bernard, Chairman
Michael G. Corrigan

STOCK PERFORMANCE GRAPH
     The following graph depicts the cumulative total return on the Company’s Common Stock compared to the cumulative total return for the NASDAQ National Market index and for a peer group selected by the Company on an industry and line-of-business basis. The Company has constructed a Peer Group Index consisting of other video game software companies, including Electronic Arts Inc., THQ, Inc., Activision, Inc., Take Two Interactive Software, Inc. and Midway Games, Inc. The Company believes that the entities utilized in the 2006 Peer Group Index most closely resemble the Company’s business mix and that their performance is representative of the industry. The graph assumes an investment of $100 on March 31, 2001. Reinvestment of dividends is assumed in all cases.
Comparison of 5 Year Cumulative Total Return*
Among Atari, Inc., The NASDAQ Stock Market (U.S.) Index
and a Peer Group

*	$100 invested on 3/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending March 31.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth information, as of July 15, 2006, concerning the Common Stock of the Company beneficially owned by (i) each director and nominee for election as a director, (ii) the Named Executive Officers and all Named Executive Officers and directors as a group, and (iii) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock. Unless otherwise indicated in the footnotes to the table, the beneficial owners named have, to the best of the Company’s knowledge, sole voting and dispositive power with respect to the shares beneficially owned, subject to community property laws where applicable.

	Amount and Nature
	of Beneficial
	Ownership of Shares
Name and Address of Beneficial Owner(1)	of Common Stock(2)		Percentage**
Infogrames Entertainment S. A.	69,522,447	(3)	51.59%
California U.S. Holdings, Inc.	69,522,447	(4)	51.59%
CCM Master Qualified Fund, Ltd.	7,901,430	(5)	5.86%
Bruno Bonnell	72,264,411	(6)	52.55%
Thomas Schmider	69,722,447	(7)	51.66%
Ann E. Kronen	117,241	(8)	*
Denis Guyennot	17,636	(9)	*
James Ackerly	45,959	(10)	*
Ronald C. Bernard	0		*
Evence-Charles Coppee	0	(11)	*
Michael G. Corrigan	0		*
James Caparro	0		*
Diane Price Baker	0		*
Jeffrey B. Kempler	0		*
William L. Stocks III	254,527	(12)	*
Jean-Marcel Nicolai	78,125	(13)	*
All named executive officers and directors as a group ( 13 persons)	72,977,899	(14)	52.81%

*	Less than 1%.

**	As of July 15, 2006, 134,765,510 shares of Common Stock were outstanding, excluding shares issuable upon exercise or conversion of outstanding options and warrants.

(1)	Unless otherwise stated in the respective footnote, the address for each beneficial owner is c/o Atari, Inc., 417 Fifth Avenue, New York, New York 10016.

(2)	For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the SEC and means generally the power to vote or exercise investment discretion with respect to securities, regardless of any economic interests therein. Except as otherwise indicated, to the best of the Company’s knowledge, the beneficial owners of shares of Common Stock listed above have sole investment and voting power with respect to such shares, subject to community property laws where applicable. In addition, for purposes of this table, a person or group is deemed to have “beneficial ownership” of any shares that such person has the right to acquire within 60 days following July 15, 2006. Shares a person has the right to acquire within 60 days after July 15, 2006 are included in the total outstanding shares for the purpose of determining the percentage of the outstanding shares that person owns, but not for the purpose of calculating the percentage ownership of any other person.

(3)	The shares are owned of record by California US Holdings, Inc., a direct wholly-owned subsidiary of IESA. IESA may be deemed to beneficially own the shares held by CUSH because it is a subsidiary of IESA. The address of IESA is 1, Place Verrazzano, 69252 Lyon Cedex 09, France.

(4)	Includes 260,000 shares of Common Stock which IESA has the power to vote under a proxy from the Cayre family.

(5)	Information is based on a Schedule 13G/A dated February 14, 2006, filed with the SEC. Each of CCM Master Qualified Fund, Ltd., Coghill Capital Management, L.L.C, and Clint D. Coghill beneficially owns 7,901,430 shares of Common Stock and has shared voting power with respect to that Common Stock. Coghill Capital Management, L.L.C serves as the investment manager of CCM Master Qualified Fund, Ltd. and Mr. Coghill is the managing partner of Coghill Capital Management, L.L.C. The address of Master Qualified Fund, Ltd. is One North Wacker Drive, Suite 4725, Chicago, IL 60606.

(6)	Mr. Bonnell’s holdings include (i) 69,522,447 shares of Common Stock beneficially owned by IESA and (ii) 2,741,964 shares of Common Stock that he can acquire through exercise of stock options that were exercisable on, or would become exercisable within, 60 days following, July 15, 2006. Mr. Bonnell may be deemed to beneficially own all of the shares beneficially held by IESA because he is the Chairman of the Board of Directors, President and Chief Executive Officer of IESA. Mr. Bonnell disclaims beneficial ownership of such shares. Mr. Bonnell is also the beneficial owner of approximately 0.78% of IESA, excluding 666,100 shares of IESA that he can acquire through stock option exercises.

(7)	Mr. Schmider’s holdings include (i) 69,522,447 shares of Common Stock beneficially owned by IESA and (ii) 200,000 shares of Common Stock that he can acquire through exercise of stock options that were exercisable on, or would become exercisable within, 60 days following, July 15, 2006. Mr. Schmider may be deemed to beneficially own all of the shares beneficially held by IESA because he is the Managing Director (Chief Operating Officer) of IESA. Mr. Schmider disclaims beneficial ownership of such shares. Mr. Schmider is also the beneficial owner of approximately 1.26% of IESA, excluding 666,100 shares of IESA that he can acquire through stock option exercises.

(8)	Represents 3,000 shares owned by Ms. Kronen (through a trust of which she is the sole trustee) and 114,241 shares that can be acquired through stock option exercises within 60 days following July 15, 2006.

(9)	Represents 17,636 shares owned by Mr. Guyennot. Excludes 230,935 shares of IESA that can be acquired through stock option exercises within 60 days following July 15, 2006.

(10)	Represents 45,959 shares that can be acquired through stock option exercises within 60 days following July 15, 2006.

(11)	Excludes 250,000 shares of IESA that Mr. Coppee can acquire through stock option exercises within 60 days following July 15, 2006.

(12)	Represents 17,652 shares owned by Mr. Stocks and 236,875 shares that can be acquired through stock option exercises within 60 days following July 15, 2006.

(13)	Represents 78,125 shares that can be acquired through stock option exercises within 60 days following July 15, 2006. Excludes 131,453 shares of IESA that can be acquired through stock option exercises within 60 days following July 15, 2006.

(14)	See footnote 2. Includes (i) a proxy for the vote of 260,000 shares of Common Stock held by the Carye family, and (ii) 3,417,164 shares that can be acquired through stock option exercises within 60 days following July 15, 2006.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Relationship with IESA
     As of March 31, 2006, IESA beneficially owned, directly and indirectly, approximately 51% of our Common Stock. IESA renders management services to us (systems and administrative support) and we render management services and production services to Atari Interactive and other subsidiaries of IESA. Atari Interactive develops video games, and owns the name “Atari” and the Atari logo, which we use under a license. IESA distributes our products in Europe, Asia, and certain other regions, and pays us royalties in this respect. IESA also develops (through its subsidiaries) products which we distribute in the U.S., Canada, and Mexico and for which we pay royalties to IESA. Both IESA and Atari Interactive are material sources of products which we bring to market in the United States, Canada and Mexico. Atari Interactive was the source of approximately 31% of our fiscal 2006 net publishing product revenue and we generated approximately 8% of our fiscal 2006 net revenue from royalties on IESA’s distribution of our products in Europe, Asia and certain other regions.
     IESA has incurred significant continuing operating losses and is highly leveraged. IESA has taken steps to improve its financial situation, including, (i) restructuring its outstanding debt obligations such that the debt amount is reduced and the debt maturity schedule is more favorable, (ii) reducing operating expenses, (iii) raising capital by selling assets (such as the Games.com URL), (iv) entering into banking arrangements to fund operations and position itself for the new hardware cycle and (v) entering into production fund agreements to finance certain game development projects. However, IESA has not yet completed all of the actions it hopes to take in order to improve its operations and reduce its debt. As a result, IESA’s current ability to fund, among other things, its subsidiaries’ operations is diminished. There can be no assurance that IESA will complete sufficient actions to assure its future financial stability.
     If IESA is unable to complete its action plan and address its liquidity problems and fund its working capital needs, IESA would likely be unable to fund its and its subsidiaries’ video game development operations, including those of Atari Interactive. Our results of operations could be materially impaired if IESA fails to fund Atari Interactive, as any delay or cessation in product development could materially decrease our revenue from the distribution of Atari Interactive and IESA products. If the above contingencies occurred, we probably would be forced to take actions that could result in a significant reduction in the size of our operations and could have a material adverse effect on our revenue and cash flows.
     Additionally, although Atari is a separate and independent legal entity and we are not a party to, or a guarantor of, and have no obligations or liability in respect of IESA’s indebtedness (except that we have guaranteed the Beverly, MA lease obligation of Atari Interactive), because IESA owns the majority of our Common Stock, potential investors and current and potential business/trade partners may view IESA’s financial situation as relevant to an assessment of Atari. Therefore, if IESA is unable to address its financial issues, it may taint our relationship with our suppliers and distributors, damage our business reputation, affect our ability to generate business and enter into agreements on financially favorable terms, and otherwise impair our ability to raise and generate capital.

Summary of Related Party Transactions
     The following table provides a detailed break out of related party amounts within each line of our Consolidated Statement of Operations (in thousands):

Year Ended
Income (expense)	March 31, 2006
Net revenues	$218,661
Related party activity:
Royalty income (1)	18,272
License income	437
Sale of goods	1,120
Production, quality and assurance testing and other services	3,313

Total related party net revenues	23,142

Cost of goods sold	(137,582)
Related party activity:
Royalty expense (2)	(14,401)
Distribution fee for Humongous, Inc. products (3)	(6,264)

Total related party cost of goods sold	(20,665)

Research and product development	(63,263)
Related party activity:
Development expenses (4)	(17,321)
Other miscellaneous development expenses	(248)

Total related party research and product development	(17,569)

Selling and distribution expenses	(44,846)
Related party activity:
Miscellaneous purchase of services	(87)

Total related party selling and distribution expenses	(87)

General and administrative expenses	(30,385)
Related party activity:
Management fee revenue	3,073
Management fee expense	(3,000)
Office rental and other services (5)	99

Total related party general and administrative expenses	172

Restructuring expenses	(8,867)
Related party activity:
Office rental (5)	(639)

Total related party restructuring expenses	(639)

(1)	We have a distribution agreement with IESA and Atari Europe which provides for IESA’s and Atari Europe’s distribution of our products across Europe, Asia and certain other regions pursuant to which IESA, Atari Europe, or any of their subsidiaries, as applicable, pay us 30% of the gross margin on such products or 130% of the royalty rate due to the developer, whichever is greater. We recognize this amount as royalty income as part of net revenues, net of returns.

(2)	We also have a distribution agreement with IESA and Atari Europe, which provides for our distribution of IESA’s (or any of its subsidiaries’) products in the United States, Canada and Mexico, pursuant to which we pay IESA either 30% of the gross margin on such products or 130% of the royalty rate due to the developer, whichever is greater. We recognize this amount as royalty expense as part of cost of goods sold, net of returns. Additionally, we pass back to Atari Europe worldwide licensing income received by us, on which Atari Europe will pay us 30% of the gross margin on such products or 130% of the royalty rate due to the developer, whichever is greater. We recognize the income passback as a reduction of third party licensing income.

(3)	During the second quarter of fiscal 2006, we sold selected Humongous Studio assets to IESA. See Sale of Humongous Studio to IESA below.

(4)	We engage certain related party development studios to provide services such as product development, design, and testing.

(5)	In July 2002, we negotiated a sale-leaseback transaction between Atari Interactive and an unrelated party. As part of this transaction, we guaranteed the lease obligation of Atari Interactive. The lease provides for minimum monthly rental payments of approximately $0.1 million escalating nominally over the ten year term of the lease. Beginning in fiscal 2006, when the Beverly studio (which held the office space for Atari Interactive) was closed, rental payments were recorded to restructuring expense. We also received indemnification from IESA from costs, if any, that may be incurred by us as a result of the full guaranty. We received a $1.3 million payment from an IESA subsidiary for our efforts in connection with the sale-leaseback transaction. Approximately $0.6 million, an amount equivalent to a third-party broker’s commission, was recognized during fiscal 2003 as other income, while the remaining balance of $0.7 million was deferred and is being recognized over the life of the sub-lease.

Accordingly, during the year ended March 31, 2006, approximately $0.1 million of income was recognized in each period. As of March 31, 2006, the remaining balance of approximately $0.5 million is deferred and is being recognized over the life of the sub-lease. Additionally, we provide management information systems services to Atari Australia and Atari Asia Pacific for which we are reimbursed. The charge is calculated as a percentage of our costs, based on usage, which is agreed upon by the parties.
Balance Sheet
     The following amounts were outstanding at March 31, 2006, with respect to the related party activities described above (in thousands):

As of
March 31, 2006
Due from/(Due to)
IESA (1)	$(743)
Atari Europe (2)	4,054
Eden Studios (3)	(2,235)
Paradigm (3)	(721)
Atari Melbourne House (3)	(434)
Humongous, Inc. (4)	(2,341)
Atari Interactive (5)	(3,704)
Other miscellaneous net receivables	553

Net due to related parties	$(5,571)

These balances reconcile to the balance sheet as follows (in thousands):

As of
March 31, 2006
Due from related parties	$4,692
Due to related parties	(10,263)

Net due to related parties	$(5,571)

(1)	Balances resulted primarily from the management fees charged to us by IESA and other recharges of cost incurred on our behalf.

(2)	Balances resulted from royalty income or expense from our distribution agreements with IESA and Atari Europe relating to properties owned or licensed by Atari Europe.

(3)	Represents net payables paid with regard to related party development activities.

(4)	Represents primarily distribution fees owed to Humongous, Inc., a related party, related to sales of its product.

(5)	Comprised primarily of royalty expense from our distribution agreement with IESA relating to our distributing of properties owned or licensed by Atari Interactive, offset primarily by receivables related to management fee revenue earned from Atari Interactive.
Issuance of Common Stock to Related Parties
     In the quarter ended September 30, 2005, we entered into two transactions with our majority stockholder, IESA, to settle certain outstanding related party balances through the issuance of an aggregate of 6,145,051 shares of our Common Stock.
     Related Party Payables
     On September 15, 2005, we and IESA entered into an Agreement Regarding Issuance of Shares (“Related Party Share Issuance”) for 4,881,533 shares of our Common Stock. These shares represented payment for development costs incurred and other net trade payables to IESA and several of its subsidiaries that had been incurred in the ordinary course of business. The Common Stock issued to IESA was valued at $1.30 per share (market price at the date of the agreement) and paid $6.4 million of related party invoices.

     Settlement of Indebtedness
     On September 15, 2005, we, IESA (and all of its subsidiaries) and Atari UK entered into the GT Interactive UK Settlement of Indebtedness Agreement (“Settlement of Indebtedness”) whereby we issued 1,263,518 shares of our Common Stock in payment of a $1.6 million loan owed by a dormant Atari subsidiary to an IESA subsidiary. The Common Stock issued to IESA was valued at $1.30 per share (market price at the date of the agreement).
Sale of Humongous Studio to IESA
     In the fourth quarter of fiscal 2005, following the guidance established under FASB Statement No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” management committed to a plan to divest of Humongous. During the second quarter of fiscal 2006, selected assets of Humongous were sold to our majority stockholder, IESA, in exchange for 4,720,771 of their shares which we sold for $8.3 million. Humongous’ book value approximated $4.7 million and consisted primarily of intellectual property, existing inventory, license rights and an allocation of goodwill of $3.8 million. The difference of approximately $3.6 million between the sale price and the Humongous’ book value was recorded to additional paid-in capital, as no gain can be recorded on sales of businesses between entities under common control.
     Additionally, IESA advanced approximately $2 million, by delivering 1,119,390 of their shares, for certain future costs related to platform royalty advances, manufacturing costs and milestone payments that we have subsequently paid on behalf of Humongous, Inc. In the aggregate, we received 5,840,161 shares of IESA (the “IESA Shares”).
     In connection with the above transactions, on August 22, 2005, we and IESA entered into an agreement, pursuant to which we agreed to cooperate with regard to the sale of some or all of the IESA Shares received. Therefore, in September 2005, the IESA Shares were sold for $10.1 million and we realized a loss of $0.2 million included in other income (expense) as part of net loss. We did not incur any additional expenses in conjunction with this transaction.
     Immediately following the sale, we entered into a Distribution Agreement, dated as of August 22, 2005, (the “Humongous Distribution Agreement”), with Humongous, Inc. (formerly Humongous), a newly formed wholly-owned subsidiary of IESA, under which we were to be the sole distributor in the US, Canada and Mexico of products developed by Humongous, Inc. This agreement had a term through March 31, 2006, with an option to extend it through March 31, 2007, at the discretion of Humongous Inc. Although this distribution agreement was expected to generate continuing cash flows from the distribution of Humongous product, it was expected that IESA would have sold Humongous, Inc. to a third party within twelve months from the disposal date of August 22, 2005. As of June 2006, while Humongous, Inc. is expected to be sold, the potential buyer has requested us to continue to distribute Humongous, Inc.’s products beyond the assessment period ending August 22, 2006, and therefore the sale will not eliminate our significant continuing involvement. Therefore under guidance established under FASB Statement No. 144, we no longer consider Humongous a discontinued operation and have reclassified its results back to continuing operations and its assets and liabilities as held and used for all periods presented.
Transactions with Other Related Parties
          Purchase of iFone by Glu Mobile
     During fiscal 2006, we received license income from iFone Limited (“iFone”) and Glu Mobile Limited (“Glu Mobile”). Denis Guyennot, a member of our Board of Directors, was a consultant for iFone, and David C. Ward, who was previously a member of our Board of Directors, is the Chairman of the Board of iFone. Therefore, we treated iFone as a related party. In April 2006, iFone was purchased by Glu Mobile Limited. Mr. Guyennot is now the chief executive officer of Glu Mobile’s activities in Europe, the Middle East and Africa. Therefore, we are treating Glu Mobile as a related party beginning in fiscal 2007. During the year ended March 31, 2006, license income recorded from iFone and Glu Mobile was $0.4 million and $1.1 million, respectively. As of March 31, 2006, royalties receivable from iFone and Glu Mobile were $0.4 million (included in due from related parties) and $0.5 million (included in prepaid expenses and other current assets), respectively.
          Employment and Consulting Agreements
     For information about the Employment Agreement between the Company and Bruno Bonnell, see “Employment and Termination Agreements, Compensation Committee Interlocks and Insider Participation” above. For information about the Consulting Agreement with Ann E. Kronen, see “Director Compensation – Consulting Agreement with Ann E. Kronen.”

PROPOSAL 2:
INCREASE IN SHARES AVAILABLE UNDER 2005 PLAN
     On July 25, 2006, our Board of Directors approved an increase in the number of shares which may be issued under the 2005 Plan to 15,000,000 shares of Common Stock. Before the increase, only 6,000,000 shares could be issued under the 2005 Plan. We are asking our stockholders to approve the increase. The increase will not be effective unless our stockholders approve it by July 25, 2007. We may, before the stockholders meeting, grant options relating to shares of Common Stock which may not be available unless the stockholders approve the increase in the number of shares which may be issued under the 2005 Plan. Any such options will provide that they will be void unless the stockholders approve the increase by July 25, 2007.
     Our Board of Directors approved and adopted the 2005 Plan on July 28, 2005, and authorized us to issue up to 6,000,000 shares of our Common Stock under the 2005 Plan. Our stockholders approved the 2005 Plan at our 2005 Annual Meeting of Stockholders. When our stockholders approved the 2005 Plan, our prior stock incentive plan terminated, so we were no longer able to issue options or grant restricted stock under it (although options that had been issued under that plan and the two previous plans before they were terminated continued, and still continue, to be outstanding). As of July 27, 2006, we had issued options to purchase 3,984,056 shares under the 2005 Plan. Therefore, only 2,015,944 shares were available to be made the subject of stock options or issued as restricted shares.
     In the proxy statement by which we asked our stockholders to approve the 2005 Plan, we said that our Board of Directors believes incentive compensation that derives at least part of its value from the performance of our Common Stock is important to our efforts to attract and retain key employees and directors and helps align the interests of our key employees and directors, and others on whom we rely, with those of our stockholders. Since we said that, our being able to use our Common Stock as a significant component of the compensation of our key employees has become even more important. We have been confronted with a significant cash shortage, and have had to sell elements of our business to raise funds for our operations. That resulted in a substantial reduction of our revenues, and a large operating loss, in the year ended March 31, 2006. We are in the process of making significant changes in our business and need talented people to accomplish those changes. Yet we cannot offer them cash compensation commensurate with their abilities and the tasks we are asking of them. Therefore, we must use our stock to supplement their cash compensation.
     On the other hand, the market price of our stock has fallen significantly. At July 27, 2006, the last sale price of our Common Stock reported in the NASDAQ National Market was $0.72 per share. On September 21, 2005, the date of our 2005 Annual Meeting of Stockholders, the last reported sale price of our Common Stock was $1.35 per share. Therefore, it takes far more shares of our Common Stock to give meaningful stock based compensation now than we anticipated when our Board adopted, and our stockholders approved, the 2005 Plan. For example, using the Black-Scholes formula (a frequently used means of valuing stock options), on September 21, 2005, an option to purchase 10,000 shares of our Common Stock at their then market price was worth $11,963, but on July 27, 2006, an option to purchase 10,000 shares of our Common Stock at their market price on that day was worth only $6,431. On July 27, 2006, an option to purchase shares at their market price on that day would have to have related to 18,602 shares to have a value of $11,963. Therefore, our Board believes it is necessary to increase the number of shares we can issue under the 2005 Plan.
Description of the 2005 Plan
     The purpose of the 2005 Plan is to provide officers, other employees and directors of, and consultants to, us and our subsidiaries (including key employees of companies that develop products that we intend to publish or distribute) an incentive to (a) enter into and remain in our service or that of our subsidiaries or to provide services to us or our subsidiaries, (b) enhance our long term performance and that of our subsidiaries and (c) acquire a proprietary interest in us.
     The Compensation Committee or another committee of our Board of Directors (or if there is no committee, the Board of Directors itself) administers the 2005 Plan. It determines the persons to whom awards will be made, the types of awards that will be made to particular persons, the numbers of shares to which awards will relate, the dates when awards will vest in whole or in part and the other terms of awards, including the payments, if any, that participants will have to make to benefit from awards.
     The types of awards the Compensation Committee is able to grant are:
•	Stock Options. A stock option entitles the holder to purchase shares of our Common Stock for a price that is determined when the stock option is granted, which may not be less than 100% of the market value of our Common Stock on the date of grant. Options may be wholly or partly exercisable when they are granted, or they may become exercisable in whole or in installments at a subsequent date or dates. A stock option may require that the exercise price be paid in cash or may permit it to be paid in whole or in part with shares of our Common Stock valued at their market value on the date the stock option is exercised. The Compensation Committee will set the term of each stock option when it is granted, but the term may not exceed 10 years. Options granted under the 2005 Plan may, or may not, be designated as Incentive Stock Options (“ISOs”), which receive special tax treatment, as described below under “Tax Consequences.” However, the exercise price of all ISO’s held by a person which first become exercisable in any given year may not exceed $100,000.
•	Stock Appreciation Rights. A stock appreciation right entitles the holder to receive, on a specified date, upon the occurrence of a specified event, or on one or more exercise dates selected by the holder, (a) the amount, if any, by which the market value of a share of our Common Stock exceeds a base price determined when the stock appreciation right is granted, times (b) a specified number of shares. The base price may not be less than 100% of the market value of our Common Stock on the date of grant. If stock appreciation rights require exercise by the holder, they may be wholly or partly exercisable when they are granted or they may become exercisable in whole or in installments at a subsequent date or dates. Stock appreciation rights may be granted without any related stock options, or they may be granted in tandem with stock options. If a stock appreciation right is granted in tandem with a stock option, its base price will be the same as the exercise price of the stock option, it will vest and become exercisable at the same time or times as the stock option, and the exercise of the stock appreciation right or the stock option will reduce the number of shares remaining subject to either of them.

•	Restricted Stock. A person to whom shares of restricted stock are granted will become the owner of the shares when they are granted, but that person will be required to return the shares (i.e., the shares will be forfeited) if vesting conditions imposed when the shares are issued are not satisfied. Vesting conditions may be continuing employment for at least specified periods, or may be the achievement of performance goals. Holders of shares of restricted stock are entitled to vote them and receive dividends and distributions with regard to them even before they vest. Shares of restricted stock may not be transferred or pledged until they vest.

•	Restricted Stock Units. Restricted stock units entitle the holders to receive, at future dates, the market values on those dates of specified numbers of shares of our Common Stock. The holder may or may not be entitled to receive sums based upon dividends paid or other distributions made (dividend equivalents) with regard to our Common Stock while the units are held. The Compensation Committee may decide that the fair value of the shares of our Common Stock to which restricted stock units relate will be paid on future dates in cash or in whole or in part with shares of our Common Stock valued at their market value at those dates. Restricted stock units may be subject to vesting conditions, which may be continuing employment for at least specified periods or may be the achievement of performance goals. Holders will not be entitled to payments with regard to restricted stock units unless and until all applicable vesting conditions have been satisfied.

•	Performance Shares or Performance Units. Performance shares entitle the holder to receive the sum equal to the market value of a specified number of shares of Common Stock if pre-established performance goals are achieved over a specified period. Performance units entitle the holder to receive a specified dollar amount if pre-established performance goals are achieved over a specified period. In ether case, the Compensation Committee may decide that the sum to which the holder is entitled will be paid in cash or in whole or in part with shares of our Common Stock valued at their market value when the sum is to be paid. Performance shares or performance units may be subject to vesting conditions, which may be continuing employment for at least specified periods, as well as to the achievement of performance goals.

•	Stock or Stock-Based Awards. The Compensation Committee may award shares of our Common Stock, securities that are convertible into shares of our Common Stock or other equity-based awards, for past services, in lieu of cash bonuses, as an inducement to people to become employees or directors, or for any other valid purpose. These shares (or other equity based awards, as applicable) may or may not be subject to restrictions on transfer or possible forfeiture. The recipient may or may not be required to make a payment in order to receive the shares.
     To the extent that an award is intended to constitute “performance-based compensation” under Section 162(m) of the Code, the grant or vesting of the award will be subject to one or more of a number of types of performance-based conditions specified in the 2005 Plan. Particular awards may provide that the options, shares or units to which they relate will be entitled to special treatment if there is a change of control of us. Also, employment agreements or other agreements may provide for vesting of incentive benefits, or for other related payments or benefits, upon a change of control.
     The agreements relating to particular awards may extend exercise dates or vesting dates for specified periods after termination of employment, except that all non-ISO stock options will continue to be exercisable until one year after termination of employment because of death or disability after reaching the age of 62, until 90 days after termination of employment by the Company for any reason other than for cause, and until 30 days after termination of employment for any other reason. If we terminate a person’s employment for cause, all options will terminate when the employment terminates.

     Generally, awards under the 2005 Plan cannot be assigned or transferred, except by will or the laws of descent and distribution. However, the Compensation Committee may permit participants to designate the persons who will be entitled to any rights, payments or other benefits with regard to specific awards following the participants’ deaths.
     The Compensation Committee may permit participants to defer receipt of payments or shares as a result of awards, but only subject to procedures intended to avoid penalties under Section 409A of the Code.
Outstanding Stock Options
     The following table provides information about the stock options which were outstanding under the Plans on July 24, 2006:

	Shares of Common
	Stock Subject	Average Per Share
Individual or Group Holding Options	to Options	Exercise Price
Bruno Bonnell	3,800,000	$4.45
Jean-Marcel Nicolai	200,000	$2.17
William L. Stocks III	310,000	$7.13
All current executive officers	4,000,000	$4.34
All directors who are not executive officers	427,500	$6.80
James Ackerly	55,000	$4.63
Ann E. Kronen	122,500	$5.92
Denis Guyennot	—	—
All employees other than executive officers	1,960,753	$11.48

(1)	Excludes options granted to James Caparro, Diane Price Baker, and Jeffrey B. Kempler that were forfeited when their employment terminated.
     On July 27, 2006, the last sale price of our Common Stock reported on the NASDAQ Stock Market was $0.72.
Tax Consequences
     To ensure compliance with requirements imposed by the Internal Revenue Service, we inform you that any U.S. federal tax advice contained in this proxy statement is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties under the Code. The following was written to support the “promotion or marketing” (within the meaning of the Internal Revenue Service Circular 230) of the 2005 Plan.
     The principal Federal income tax consequences to an officer, employee, director or other participant of (i) the grant and exercise of options under the 2005 Plan, (ii) the sale of shares acquired through exercise of options (iii) the grant and sale of restricted stock, (iv) the grant and receipt of payments with regard to restricted stock units, performance shares and performance units, and (v) share awards, are as follows:
    Stock Options
     Recipients will not have taxable income because they are granted stock options under the 2005 Plan.
     Unless an option is an ISO, when the option is exercised, the holder will be treated as receiving ordinary income equal to the amount by which the fair market value of the Common Stock at the time of the exercise exceeds the exercise price of the option. The fair market value of the Common Stock when the option is exercised will be the basis of that stock while it is held by the person who exercised the option. Therefore, when the stock is sold, the amount by which the sale price is greater or less than the fair market value of the shares when the option was exercised will be a capital gain or loss, which will be short-term or long-term, depending on how long the stock is held after exercise.
     The holder of an ISO does not realize any taxable income when the ISO is exercised. However, when an ISO is exercised, the amount by which the fair market value at the time of exercise of the stock as to which it was exercised exceeds the exercise price is treated as an item of adjustment for alternative minimum tax purposes (unless the stock is disposed of within one year) and may be subject to the alternative minimum tax. The price paid for the Common Stock when the ISO is exercised will be the basis of that stock while it is held by the person who exercised the ISO. If a person who exercises an ISO holds the stock for at least one year after the date of exercise (and at least two years after the date of grant), when the shares are sold the difference between the exercise price and the sale price will be treated as a long-term capital gain or loss. In addition, the option holder must be an employee of ours or of a qualified subsidiary at all times between the date of grant and the date three months (one year in the case of disability) before exercise of the option. Special rules apply in the case of the death of the option holder. If the person does not hold the stock for one year after exercise (and two years after the date of grant), the person will be treated as having made a “disqualifying disposition,” and the person will be treated as receiving ordinary income at the time of sale equal to the lesser of (i) the amount by which the fair market value of the stock when the option was exercised exceeded the exercise price, or (ii) the gain on the sale. In addition, if the sale price exceeds the fair market value of the stock when the option is exercised, the difference between the exercise price and the sale price will be a capital gain. Notwithstanding the foregoing, if exercise of the option is permitted other than by cash payment of the exercise price, various special tax rules may apply.
    Stock Appreciation Rights
     When a stock appreciation right is exercised or a payment is made with regard to a stock appreciation right, the holder is treated as receiving ordinary income equal to the amount paid, or the fair market value of the Common Stock distributed, to the holder with regard to the stock appreciation right. The fair market value of any Common Stock received when a stock appreciation right is exercised will be the holder’s basis in that Common Stock.
    Restricted Stock
     Unless a person who receives restricted stock makes an “83(b) election,” the person will not realize taxable income (and we will not be entitled to a deduction) when we issue restricted stock to the person. However, when shares vest (i.e., are no longer subject to forfeiture), the holder will realize ordinary income, and we will be entitled to a deduction, equal to the fair market value of the shares at that time less the amount, if any, paid by the holder for the restricted stock. The fair market value of the shares when they vest will be the holder’s tax basis in the shares, and any difference between that fair market value and the amount for which the person sells the shares will be a capital gain or loss, which will be long term or short term depending on how long the person holds the shares after they vest. Unless an “83(b) election” is made (as discussed below), dividends on shares subject to restrictions will generally be considered compensation income. A person may, however, elect under Section 83(b) of the Code to realize when the person receives shares of restricted stock compensation equal to the fair market value of the shares at that time. If a person does that and has not paid any amount for the restricted stock, (a) the person will not realize any tax when the shares vest, (b) the person’s tax basis in the shares will be their fair market value when they were issued, (c) when the person sells the shares, any difference between their fair market value when they were issued and the amount for which the person sells the shares will be a capital gain or loss, which will be short term or long term depending on how long the person holds the shares after they were issued, and (d) when we issue the shares, we will be entitled to a deduction equal to their fair market value at that time.
    Units and Similar Rights
     Restricted stock units, performance units and performance shares will usually be designed so the recipient will not realize taxable income (and we will not be entitled to a deduction) when the units or performance shares are granted. However, when payment is made, whether in cash or with shares of our Common Stock, the participant generally will receive taxable ordinary income, and we will usually be entitled to a deduction, equal to the amount of the payment, or the then fair market value of the shares, the recipient receives less the amount, if any, paid by the holder for the units or shares.
    Other Stock Awards
     If we issue Common Stock or a security that is convertible into Common Stock that is not subject to possible forfeiture or to material restrictions on transfer, when the Common Stock or other securities are issued, the participant generally will be treated as receiving taxable ordinary income, and we generally will be entitled to a deduction, equal to the fair market value of the shares of Common Stock or convertible securities when they are issued less the amount, if any, paid by the holder for the Common Stock or convertible securities.
    Dividend Equivalents
     There generally will be no tax consequences as a result of the award of a right to dividend equivalents. When dividends are paid or other distributions are made, the holder of the dividend equivalent generally will recognize ordinary income, and we will be entitled to a deduction, equal to the amount of the dividend payment or other distribution.

    Other Tax Consequences
     When an employee is treated as receiving ordinary income, we are required to pay withholding tax with regard to that ordinary income. We may obtain the sum which is due in cash from the employee (including by withholding from the employee’s compensation) or by reducing the number of shares we issue, or the sum we pay, to the employee. Payment of required withholding taxes is a condition to employees’ rights to receive shares or payments as a result of awards under the 2005 Plan or to transfer shares received as a result of those awards.
     When an employee is treated as receiving ordinary income as a result of receipt or vesting of Common Stock or other securities, or exercise of non-ISO stock options or stock appreciation rights, or there is a disqualifying disposition of shares acquired through exercise of an ISO, we will, in most instances, be entitled to a deduction equal to the ordinary income which the employee is treated as having received.
    Exchange Act
     Additional special tax rules may apply to participants who are subject to the rules set forth in Section 16 of the Exchange Act.
Required Vote
     The proposal to increase the number of shares that may be issued under the 2005 Plan will be approved if a majority of the votes cast with regard to it are in favor of it. IESA, which owns, through a wholly owned subsidiary, approximately 51% of the outstanding Common Stock, has said intends to cause its subsidiary to vote in favor of the increase. If the subsidiary votes in favor of the increase, the increase will be approved even if no other stockholders vote to approve it.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” APPROVAL OF THE INCREASE IN THE NUMBER OF
SHARES THAT MAY BE ISSUED UNDER THE 2005 PLAN.
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
     Deloitte & Touche LLP has audited the financial statements of the Company and its consolidated subsidiaries since fiscal year 2000. The Audit Committee of our Board has appointed Deloitte & Touche LLP to audit the Company’s financial statements for fiscal year 2007. The Audit Committee believes that Deloitte & Touche LLP’s long-term knowledge of the Company and its subsidiaries is valuable to the Company. Representatives of Deloitte & Touche LLP have direct access to members of the Audit Committee and the Board. Representatives of Deloitte & Touche LLP will attend the Annual Meeting of Stockholders in order to respond to appropriate questions from stockholders, and may make a statement if they desire to do so.
     Ratification of the appointment of Deloitte & Touche LLP as our independent auditors is not required by our By-Laws or otherwise. The Board of Directors has determined to submit this proposal to the stockholders as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee will review their future selection of auditors. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and the stockholders.

     Fees of Independent Auditors
     The aggregate fees billed by Deloitte & Touche LLP for the last two fiscal years for each of the following categories of services are set forth below:

	Year Ended	Year Ended
Description of Fees	March 31, 2006	March 31, 2005
Audit Fees(1)	$1,773,000	$1,000,000
Audit-Related Fees(2)	—	26,439
Tax Fees(3)	129,377	98,354
All Other Fees(4)	—	37,000
Total All Fees	$1,902,377	$1,161,793

(1)	This category includes the annual audit of the Company’s financial statements (including required quarterly reviews of financial statements included in the Company’s quarterly reports on Form 10-Q) and management’s assessment of internal control over financial reporting and services normally provided by the independent auditors in connection with regulatory filings. This category also includes advice on matters that arose during, or as a result of the audit or review of financial statements, statutory audits required for our non-US subsidiaries, and services associated with our periodic reports and other documents filed with the SEC. The increase in audit fees for fiscal 2006 was primarily due to costs incurred in connection with the audit of management’s assessment of internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	This category consists of fees related to audits of our 401(k) Plan.

(3)	This category includes fees for technical tax advice and planning as well as fees for tax work performed in connection with compensation agreements with certain of our foreign employees that are currently working in the US.

(4)	For both fiscal years, this category includes services associated with certain potential business and equity raising transactions.
Services Provided by the Independent Auditors
     The Audit Committee is required to pre-approve the engagement of Deloitte & Touche LLP to perform audit and other services for the Company and its subsidiaries. The Company’s procedures for the pre-approval by the Audit Committee of all services provided by Deloitte & Touche LLP are intended to comply with SEC regulations regarding pre-approval of services. Services subject to these SEC requirements include audit services, audit-related services, tax services and other services. The audit engagement is specifically approved and the auditors are appointed and retained by the Audit Committee. In some cases, pre-approval for a particular category or group of services is provided by the Audit Committee for up to a year, subject to a specific budget and to regular management reporting. The Audit Committee has given its approval for the provision of audit services by Deloitte & Touche LLP for fiscal 2007 and has also given its approval for up to a year in advance for the provision by Deloitte & Touche LLP of particular categories or types of audit-related, tax and permitted non-audit services, in each case subject to a specific budget. For fiscal 2005 and 2006, the Audit Committee approved 100% of the audit-related fees, tax fees and other fees billed by Deloitte & Touche LLP.
     The Audit Committee considered and determined that the fees of Deloitte & Touche LLP for services other than audit and audit-related services are compatible with maintaining Deloitte & Touche LLP’s independence. Deloitte & Touche LLP also serves as IESA’s independent auditors.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.
ADDITIONAL INFORMATION
Annual Report on Form 10-K
     A copy of the Company’s Annual Report on Form 10-K as filed with the SEC for its last fiscal year, including any financial statements and financial statement schedules, is being mailed with this Proxy Statement to stockholders of the Company. The Company will furnish any exhibits to the Form 10-K to each stockholder requesting them upon written request to the Vice President and Controller, Atari, Inc., 417 Fifth Avenue, New York, NY 10016 and payment of a fee of $0.10 per page to cover costs.
Submission of Stockholder Proposals and Nominations for the 2007 Annual Meeting
     The By-Laws contain procedures for stockholder nomination of directors and for other stockholder proposals to be presented before annual stockholder meetings. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders’ meeting only if written notice is given to the Secretary of the Company of the intent to make such nomination. The notice must be given not later than the close of business on the 75th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the later of: (i) the 75th day prior to the scheduled date of such annual meeting or (ii) the 15th day following the day on which public announcement of the date of such annual meeting is first made by the Company. A stockholder’s notice must contain as to each person whom the stockholder proposes to nominate for election or reelection as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the Company’s Common Stock which are beneficially owned by such person on the date of the stockholder notice, (iv) the consent of the person to serve as a director if elected, and (v) such information concerning such person as is required to be disclosed concerning a nominee for election as a director of the Company pursuant to the rules and regulations under the Exchange Act. A stockholder’s notice to the Secretary must further contain as to the stockholder giving the notice: (i) the name and address, as they appear on the Company’s stock transfer books, of such stockholder and of the beneficial owners (if any) of the Company’s Common Stock registered in such stockholder’s name and the name and address of other stockholders known by such stockholder to be supporting such nominee(s), (ii) the number of shares of the Company’s Common Stock which are held of record, beneficially owned or represented by proxy by such stockholder and by any other stockholders known by such stockholder to be supporting such nominee(s) on the record date for the annual meeting in question (if such date shall then have been made publicly available) and on the date of such stockholder’s notice, and (iii) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder or in connection with it.
     In addition to the foregoing, stockholders wishing to have a proposal included in the Company’s Proxy Statement who comply with the applicable requirements of the Exchange Act, and the rules and regulations under it will have the rights provided by Rule 14a-8 under the Exchange Act. In order to be eligible under Rule 14a-8 for inclusion in the Company’s Proxy Statement and accompanying proxy at the 2007 Annual Meeting of Stockholders, stockholder proposals must be received by the Company on or before April 2, 2007.
     For any proposal that is not submitted for inclusion in next year’s Proxy Statement (as described in the preceding paragraph) but is instead sought to be presented directly at next year’s Annual Meeting of Stockholders, SEC rules permit management to vote proxies in its discretion if (a) the Company receives notice of the proposal before the close of business on July 2, 2007 and advises stockholders in next year’s Proxy Statement about the nature of the matter and how management intends to vote on such matter, or (b) does not receive notice of the proposal prior to the close of business on July 2, 2007.
     A copy of the By-Law provisions described above are available upon written request to Vice President and Controller, Atari, Inc., 417 Fifth Avenue, New York, NY 10016. The person presiding at the applicable annual meeting is authorized to determine if a proposed matter is properly before the meeting or if a nomination is properly made.
OTHER MATTERS
     The Board knows of no matters other than those listed in the attached Notice of Annual Meeting which are likely to be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, the persons named on the enclosed Proxy Card will vote the proxy in accordance with their best judgment with regard to such matter.

By Order of the Board of Directors

/s/ Kristina K. Pappa

KRISTINA K. PAPPA
Secretary

New York, New York
July 31, 2006

APPENDIX A
ATARI, INC. 2005 STOCK INCENTIVE PLAN (AS PROPOSED TO BE AMENDED)
     1. Purpose. The purpose of the Atari, Inc. 2005 Stock Incentive Plan is to provide officers, other employees and directors of, and consultants to, Atari, Inc. or any of its Subsidiaries an incentive (a) to enter into and remain in the service of the Company or its Subsidiaries, (b) to enhance the long-term performance of the Company and its Subsidiaries, and (c) to acquire a proprietary interest in the success of the Company and its Subsidiaries.
     2. Definitions. Wherever the following capitalized terms are used in the Plan, they shall have the meanings specified below:
     “Award” means an award of a Stock Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Share Award, Performance Unit Award or Stock Award granted under the Plan.
     “Award Agreement” means a written or electronic agreement entered into between the Company and a Participant setting forth the terms and conditions of an Award granted to a Participant.
     “Board” means the Board of Directors of the Company.
     “Cause” means termination of Participant’s employment for “cause” as defined in any employment or severance agreement the Participant may have with the Company or a Subsidiary or, if no such agreement exists, unless otherwise provided in a particular Award Agreement, “cause” means (a) conviction or pleading guilty or no contest to any crime (whether or not involving the Company or any of its Subsidiaries) constituting a felony in the jurisdiction involved; (b) engaging in any substantiated act involving moral turpitude; (c) engaging in any act which, in each case, subjects, or if generally known would subject, the Company or any of its Subsidiaries to public ridicule or embarrassment; (d) material violation of the Company’s or any of its Subsidiaries’ policies, including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information; (e) serious neglect or misconduct in the performance of the grantee’s duties for the Company or any of its Subsidiaries or willful or repeated failure or refusal to perform such duties; in each case as determined by the Committee, which determination will be final, binding and conclusive.
     “Change in Control” means: (A) the acquisition by any person or group (as that term is defined in Section 13 of the Exchange Act) of more than 35% of the outstanding Common Stock, (B) a consolidation or merger of the Company with another entity, unless immediately after the transaction, at least 50% in voting power of the outstanding shares or other equity interests in the surviving entity or its ultimate parent entity are owned by persons who, immediately before the transaction were shareholders of the Company, or (C) a change in the membership of the Board of Directors such that a majority of the members of the Board of Directors are persons who have not served for at least twenty-four months and were not elected by the vote of directors who, at the time of the election, had served for at least twenty-four months. Notwithstanding the foregoing, no event or condition will constitute a Change in Control to the extent (but only to the extent) that, if it were a Change of Control, a 20% tax would be imposed under Section 409A of the Code.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Common Stock” means the Company’s common stock, par value $.01 per share.
     “Committee” means the Compensation Committee of the Board, or another committee of the Board appointed by the Board to administer the Plan.
     “Company” means Atari, Inc., a Delaware corporation.
     “Date of Grant” means the date on which an Award under the Plan is made by the Committee, or such later date as the Committee may specify to be the effective date of an Award.

     “Disability” means termination of Participant’s employment for “disability” as defined in any employment or severance agreement the Participant may have with the Company or a Subsidiary or, if no such agreement exists, unless otherwise provided in a particular Award Agreement, a Participant being considered “disabled” within the meaning of Section 409A(a)(2)(C) of the Code, except that no circumstance or condition will constitute a Disability to the extent (but only to the extent) that, if it were, a 20% tax would be imposed under Section 409A of the Code.
     “Eligible Person” means any person who is an employee of or consultant to the Company or any Subsidiary (including any key employee of an entity that develops products that are intended to be published or distributed by the Company or a Subsidiary) or any person to whom an offer of employment with the Company or any Subsidiary is extended, as determined by the Committee, or any person who is a Non-Employee Director.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fair Market Value” of a share of Common Stock as of a given date shall be (a) if the principal market for the Common Stock (the “Market”) is a national securities exchange or the NASDAQ Stock Market, the last sale price or, if no reported sales take place on the applicable date, the average of the high bid and low asked price of Common Stock as reported for such Market on such date or, if no such quotation is made on such date, on the next preceding day on which there were quotations, provided that such quotations will have been made within the ten (10) business days preceding the applicable date; (b) if the Market is the NASDAQ National List, the NASDAQ Supplemental List or another market (other than a national securities exchange or the Nasdaq Stock Market), the average of the high bid and low asked price for Common Stock on the applicable date, or, if no such quotations will have been made on such date, on the next preceding day on which there were quotations, provided that such quotations were made within the ten (10) business days preceding the applicable date; or (c) if neither (a) nor (b) applies, the Fair Market Value of a share of Common Stock on any day will be determined in good faith by the Committee.
     “Good Reason” means termination of Participant’s employment for “good reason” as defined in any employment or severance agreement the Participant may have with the Company or a Subsidiary or, if no such agreement exists, unless otherwise provided in a particular Award Agreement, “good reason” means (A) a material reduction of the Participant’s authority or responsibilities, (B) the assignment to the Participant of duties materially inconsistent with the Participant’s position with the Company or a Subsidiary; (C) a reduction in Participant’s annual salary or an alteration of the formula by which the Participant’s annual bonus is calculated that is likely to lead to a reduction in the Participant’s annual compensation; or (D) the relocation of the Participant’s office by more than 50 miles, except, in each case, to the extent consented to by the Participant in writing.
     “Incentive Stock Option” means a Stock Option granted under Section 6 hereof that is intended to meet the requirements of Section 422 of the Code and the regulations thereunder.
     “Non-Employee Director” means any member of the Board who is not an employee of the Company.
     “Nonqualified Stock Option” means a Stock Option granted under Section 6 hereof that is not an Incentive Stock Option.
     “Participant” means any Eligible Person who holds an outstanding Award under the Plan.
     “Performance Share Award” means a contractual right granted to an Eligible Person under Section 10 hereof representing notional unit interests equal in value to a share of Common Stock that is forfeitable until the achievement of pre-established performance objectives over a performance period.
     “Performance Unit Award” means a contractual right granted to an Eligible Person under Section 10 hereof representing notional unit interests equal to a pre-determined dollar amount that is forfeitable until the achievement of pre-established performance objectives over a performance period.
     “Plan” means the Atari, Inc. 2005 Stock Incentive Plan as set forth herein, as amended from time to time.
     “Qualified Performance Award” means a Restricted Stock Award, Restricted Stock Unit Award, or Performance Share Award or Performance Unit Award intended to comply with Section 11 hereof.

     “Restricted Stock Award” means a grant of shares of Common Stock to an Eligible Person under Section 8 hereof that are issued subject to such vesting and transfer restrictions as the Committee shall determine and set forth in an Award Agreement.
     “Restricted Stock Unit Award” means a contractual right granted to an Eligible Person under Section 9 hereof representing notional unit interests equal in value to a share of Common Stock to be paid or distributed at such times, and subject to such conditions, as set forth in the Plan and the applicable Award Agreement.
     “Retirement” means termination of Participant’s employment by reason of “retirement” as defined in any employment or severance agreement the Participant may have with the Company or a Subsidiary or, if no such agreement exists, unless otherwise provided in a particular Award Agreement, “retirement” means a termination of the Participant’s Service after the Participant reaches the age of 62.
     “Service” means a Participant’s employment or service with the Company or any Subsidiary or a Participant’s service as a Non-Employee Director with the Company, as applicable.
     “Stock Award” means a grant of shares of Common Stock, or securities that are convertible into Common Stock, or other equity-based Award, to an Eligible Person under Section 12 hereof.
     “Stock Appreciation Right” means a contractual right granted to an Eligible Person under Section 7 hereof entitling such Eligible Person to receive a payment, representing the difference between the base price per share of the right and the Fair Market Value of a share of Common Stock, at such time, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
     “Stock Option” means a contractual right granted to an Eligible Person under Section 6 hereof to purchase shares of Common Stock at such time and price, and subject to such conditions, as are set forth in the Plan and the applicable Award Agreement.
     “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time as of which a determination is being made, each corporation other than the last corporation in the unbroken chain owns stock possessing fifty percent or more of the total combined voting power of all classes of stock in another corporation in the chain.
     3. Administration.
     3.1 Committee Members. The Plan shall be administered by a Committee comprised of no fewer than two members of the Board. It is intended that each Committee member shall satisfy the requirements for (i) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and (ii) an “outside director” under Section 162(m) of the Code and (iii) if required by the rules of any securities exchange or market on which the Common Stock is listed, an “independent director” under those rules. No member of the Committee shall be liable for any action or determination made in good faith by the Committee with respect to the Plan or any Award. In the absence of a Committee, the Board will administer the Plan and all references to the “Committee” will be deemed to refer to the “Board”.
     3.2 Committee Authority. The Committee shall have such powers and authority as may be necessary or appropriate for the Committee to carry out its functions as described in the Plan. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the Eligible Persons to whom, and the time or times at which, Awards may be granted, the number of shares, units or other rights subject to each Award, the exercise, base or purchase price of an Award (if any), the time or times at which an Award will become vested, exercisable or payable, the performance goals and other conditions affecting an Award, the duration of the Award, and all other terms of the Award. The Committee shall also have discretionary authority to interpret the Plan, to make factual determinations under the Plan, and to make all other determinations necessary or advisable for Plan administration, including, without limitation, to correct any defect, to supply any omission or to reconcile any inconsistency in the Plan or any Award Agreement. The Committee may prescribe, amend, and rescind rules and regulations relating to the Plan. The Committee’s determinations under the Plan need not be uniform and may be made by the Committee selectively among Participants and Eligible Persons, whether or not such persons are similarly situated. The Committee shall, in its discretion, consider such factors as it deems relevant in making its interpretations, determinations and actions under the Plan including, without limitation, the recommendations or advice of any officer or employee of the Company or such attorneys, consultants, accountants or other advisors as it may select. All interpretations, determinations and actions by the Committee shall be final, conclusive, and binding upon all parties.
     3.3 Delegation of Authority. The Committee shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Committee to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of Section 157(c) of the Delaware General Corporation Law (or any successor provision) and such other limitations as the Committee shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to any members of the Board or to any Eligible Person who is subject to Rule 16b-3 under the Exchange Act or Section 162(m) of the Code. The Committee shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. In the event that the Committee’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Committee’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Committee and shall be deemed for all purposes of the Plan to have been taken by the Committee.
     3.4 Grants to Non-Employee Directors. Any Awards or formula for granting Awards under the Plan made to Non-Employee Directors shall be approved by the Board. With respect to awards to such directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose.
     4. Shares Subject to the Plan.
     4.1 Maximum Share Limitations. Subject to adjustment pursuant to Section 4.3 hereof, the maximum aggregate number of shares of Common Stock that may be issued under the Plan shall be 15,000,000 shares. Shares of Common Stock issued under the Plan may be either authorized but unissued shares or shares held in the Company’s treasury.
     To the extent that any Award involving the issuance of shares of Common Stock is forfeited, cancelled, returned to the Company for failure to satisfy vesting requirements or other conditions of the Award, or otherwise terminates without an issuance of shares of Common Stock being made thereunder, the shares of Common Stock covered thereby will no longer be counted against the maximum share limitations and may again be made subject to Awards under the Plan pursuant to such limitations. In addition, awards that are settled in cash and not in shares of Common Stock shall not be counted against the maximum share limitations.
     4.2 Individual Participant Limitations. The maximum number of shares of Common Stock that may be subject to Stock Options, Stock Appreciation Rights and Qualified Performance Awards denominated in shares in the aggregate granted to any one Participant during any calendar year shall be 2,000,000 shares. The maximum payment with respect to Qualified Performance Awards denominated in cash in the aggregate granted to any one Participant during any calendar year shall be $2,000,000. The foregoing limitations shall each be applied on an aggregate basis taking into account Awards granted to a Participant under the Plan as well as awards of the same type granted to a Participant under any other equity-based compensation plan of the Company or any Subsidiary.
     4.3 Adjustments. If there shall occur any change with respect to the outstanding shares of Common Stock by reason of any recapitalization, reclassification, stock dividend, extraordinary cash dividend, stock split, reverse stock split or other distribution with respect to the shares of Common Stock, or any merger, reorganization, consolidation, combination, spin-off or other similar corporate change, or any other change affecting the Common Stock, the Committee may, in the manner and to the extent that it deems appropriate and equitable to the Participants and consistent with the terms of the Plan, cause an adjustment to be made in (i) the maximum number and kind of shares provided in Section 4.1 and Section 4.2 hereof, (ii) the number and kind of shares of Common Stock, units, or other rights subject to then outstanding Awards, (iii) the exercise or base price for each share or unit or other right subject to then outstanding Awards, and (iv) any other terms of an Award that are affected by the event. Notwithstanding the foregoing, any such adjustments shall, to the extent practicable, be made in a manner consistent with the requirements of Section 409A of the Code and, in the case of Incentive Stock Options, Section 424 of the Code.
     5. Participation and Awards.
     5.1 Designations of Participants. All Eligible Persons are eligible to be designated by the Committee to receive Awards and become Participants under the Plan. The Committee has the authority, in its discretion, to determine and designate from time to time those Eligible Persons who are to be granted Awards, the types of Awards to be granted and the number of shares of Common Stock or units subject to Awards granted under the Plan. In selecting Eligible Persons to be Participants and in determining the type and amount of Awards to be granted under the Plan, the Committee shall consider any and all factors that it deems relevant or appropriate.
     5.2 Determination of Awards. The Committee shall determine the terms and conditions of all Awards granted to Participants in accordance with its authority under Section 3.2 hereof. An Award may consist of one type of right or benefit hereunder or of two or more such rights or benefits granted in tandem or in the alternative. In the case of any fractional share or unit resulting from the grant, vesting, payment or crediting of dividends or dividend equivalents under an Award, the Committee shall have the discretionary authority to (i) disregard such fractional share or unit, (ii) round such fractional share or unit to the nearest lower or higher whole share or unit, or (iii) convert such fractional share or unit into a right to receive a cash payment. To the extent deemed necessary by the Committee, an Award shall be evidenced by an Award Agreement as described in Section 15.1 hereof.
     6. Stock Options.
     6.1 Grant of Stock Options. A Stock Option may be granted to any Eligible Person selected by the Committee. Subject to the provisions of Section 6.8 hereof and Section 422 of the Code, each Stock Option shall be designated, in the discretion of the Committee, as an Incentive Stock Option or as a Nonqualified Stock Option.
     6.2 Exercise Price. The exercise price per share of a Stock Option shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant.
     6.3 Vesting of Stock Options. The Committee shall in its discretion prescribe the time or times at which, or the conditions upon which, a Stock Option or portion thereof shall become vested and/or exercisable, and may accelerate the vesting or exercisability of any Stock Option at any time. The requirements for vesting and exercisability of a Stock Option may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion.
     6.4 Term of Stock Options. The Committee shall in its discretion prescribe in an Award Agreement the period during which a vested Stock Option may be exercised, provided that the maximum term of a Stock Option shall be ten years from the Date of Grant. Except as provided in this Section 6 or as otherwise may be provided by the Committee, no Stock Option may be exercised at any time during the term thereof unless the Participant is then in the Service of the Company or one of its Subsidiaries.
     6.5 Termination of Service. Subject to Section 6.8 hereof with respect to Incentive Stock Options, the Stock Option of any Participant whose Service with the Company or one of its Subsidiaries is terminated for any reason shall terminate on the earlier of (A) the date that the Stock Option expires in accordance with its terms or (B) unless otherwise provided in an Award Agreement, the expiration of the applicable time period following termination of Service, in accordance with the following: (1) 12 months if Service ceased due to death, Disability or Retirement, (2) 90 days if Service ceased as a result of a termination by the Company without Cause or (3) 30 days if Service ceased for any other reason; provided that, in the event of a termination for Cause such Participant’s right to any further payments, vesting or exercisability with respect to any Award shall be forfeited in its entirety in accordance with Section 14.2. The Committee shall have authority to determine in each case whether an authorized leave of absence shall be deemed a termination of Service for purposes hereof, as well as the effect of a leave of absence on the vesting and exercisability of a Stock Option. Unless otherwise provided by the Committee, if an entity ceases to be a Subsidiary of, or to provide services (including developing products) to, the Company or otherwise ceases to be qualified under the Plan or if all or substantially all of the assets of a Subsidiary of the Company or an entity that provides services to the Company are conveyed (other than by encumbrance), such cessation or action, as the case may be, shall be deemed for purposes hereof to be a termination of the Service of all of the employees of the Subsidiary or other entity (unless at the time of the event they become employees of the Company).
     6.6 Stock Option Exercise. Subject to such terms and conditions as shall be specified in an Award Agreement, a Stock Option may be exercised in whole or in part at any time during the term thereof by notice in the form required by the Company, together with payment of the aggregate exercise price and applicable withholding tax. Payment of the exercise price shall be made in the manner set forth in the Award Agreement, which unless otherwise provided by the Committee, may include: (i) in cash or by cash equivalent acceptable to the Committee, (ii) by payment in shares of Common Stock that have been held by the Participant for at least six months (or such greater or lesser period as the Committee may deem appropriate, for accounting purposes or otherwise) valued at the Fair Market Value of such shares on the date of exercise, (iii) to the extent permitted by law, through an open-market, broker-assisted sales transaction pursuant to which the Company is promptly delivered the amount of proceeds necessary to satisfy the exercise price, (iv) by a combination of the methods described above or (v) by such other method as may be approved by the Committee and set forth in the Award Agreement.
     6.7 Limited Transferability of Nonqualified Stock Options. All Stock Options shall be nontransferable except (i) upon the Participant’s death, in accordance with Section 15.2 hereof or (ii) in the case of Nonqualified Stock Options only, for the transfer of all or part of the Stock Option to a Participant’s “family member” (as defined for purposes of the Form S-8 registration statement under the Securities Act of 1933), as may be approved by the Committee in its discretion. The transfer of a Nonqualified Stock Option may be subject to such terms and conditions as the Committee may in its discretion impose from time to time. Subsequent transfers of a Nonqualified Stock Option shall be prohibited other than in accordance with Section 15.2 hereof.
     6.8 Additional Rules for Incentive Stock Options.
     (a) Eligibility. An Incentive Stock Option may only be granted to an Eligible Person who is considered an employee for purposes of Treasury Regulation §1.421-7(h) with respect to the Company or any Subsidiary that qualifies as a “subsidiary corporation” with respect to the Company for purposes of Section 424(f) of the Code.
     (b) Annual Limits. Any portion of an Incentive Stock Option granted to a Participant as a result of which the aggregate Fair Market Value (determined as of the Date of Grant) of the stock with respect to which incentive stock options under Section 422 of the Code held by the Participant are exercisable for the first time in any calendar year under the Plan and any other stock option plans of the Company or any subsidiary or parent corporation, would exceed $100,000, determined in accordance with Section 422(d) of the Code, shall become a Nonqualified Stock Option. This limitation shall be applied by taking stock options into account in the order in which granted.
     (c) Termination of Employment. An Award of an Incentive Stock Option may provide that such Stock Option may be exercised not later than 3 months following termination of employment of the Participant with the Company and all subsidiary corporations, or not later than one year following a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as and to the extent determined by the Committee to comply with the requirements of Section 422 of the Code.
     (d) Other Terms and Conditions; Nontransferability. Any Stock Option that is not specifically designated as an Incentive Stock Option will under no circumstances be considered an Incentive Stock Option. Any Incentive Stock Option granted hereunder shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as are deemed necessary or desirable by the Committee, which terms, together with the terms of the Plan, shall be intended and interpreted to cause such Incentive Stock Option to qualify as an “incentive stock option” under Section 422 of the Code. An Award Agreement for an Incentive Stock Option may provide that such Stock Option shall be treated as a Nonqualified Stock Option to the extent that certain requirements applicable to “incentive stock options” under the Code shall not be satisfied. An Incentive Stock Option shall by its terms be nontransferable other than by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of a Participant only by such Participant.
     (e) Disqualifying Dispositions. If shares of Common Stock acquired by exercise of an Incentive Stock Option are disposed of within two years following the Date of Grant or one year following the transfer of such shares to the Participant upon exercise, the Participant shall, promptly following such disposition, notify the Company in writing of the date and terms of such disposition and provide such other information regarding the disposition as the Company may reasonably require.
     6.9 Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.3 hereof, without the prior approval of the Company’s shareholders, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Option that would have the effect of reducing the exercise price of a Stock Option previously granted under the Plan, or otherwise approve any modification to a Stock Option that would be treated as a “repricing” under any then applicable rules, regulations or listing requirements.
     7. Stock Appreciation Rights.
     7.1 Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any Eligible Person selected by the Committee. Stock Appreciation Rights may be granted on a basis that allows for the exercise of the right by the Participant or that provides for the automatic payment of the right upon a specified date or event. Stock Appreciation Rights shall be exercisable or payable at such time or times and upon such conditions as may be approved by the Committee, provided that the Committee may accelerate the exercisability or payment of a Stock Appreciation Right at any time.
     7.2 Freestanding Stock Appreciation Rights. A Stock Appreciation Right may be granted without any related Stock Option and may be subject to such vesting and exercisability requirements as are specified by the Committee and described in an Award Agreement. Such vesting and exercisability requirements may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion. A Stock Appreciation Right will be exercisable or payable at such time or times as determined by the Committee, provided that the maximum term of a Stock Appreciation Right shall be ten years from the Date of Grant. The base price of a Stock Appreciation Right granted without any related Stock Option shall be determined by the Committee in its sole discretion; provided, however, that the base price per share of any such freestanding Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the shares of Common Stock on the Date of Grant.
     7.3 Tandem Stock Option/Stock Appreciation Rights. A Stock Appreciation Right may be granted in tandem with a Stock Option, either at the time of grant or at any time thereafter during the term of the Stock Option. A tandem Stock Option/Stock Appreciation Right will entitle the holder to elect, as to all or any portion of the number of shares subject to such Stock Option/Stock Appreciation Right, to exercise either the Stock Option or the Stock Appreciation Right, resulting in the reduction of the corresponding number of shares subject to the right so exercised as well as the tandem right not so exercised. A Stock Appreciation Right granted in tandem with a Stock Option hereunder shall have a base price per share equal to the per share exercise price of the Stock Option, will become vested and exercisable at the same time or times that the related Stock Option becomes vested and exercisable, and will expire no later than the time at which the related Stock Option expires.
     7.4 Payment of Stock Appreciation Rights. A Stock Appreciation Right will entitle the holder, upon exercise or other payment of the Stock Appreciation Right, as applicable, to receive an amount determined by multiplying: (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise or payment of the Stock Appreciation Right over the base price of such Stock Appreciation Right, by (ii) the number of shares as to which such Stock Appreciation Right is exercised or paid. Subject to the requirements of Section 409A of the Code, payment of the amount determined under the foregoing may be made, as approved by the Committee and set forth in the Award Agreement, in shares of Common Stock valued at their Fair Market Value on the date of exercise or payment, in cash, or in a combination of shares of Common Stock and cash, subject to applicable tax withholding requirements.
     7.5 Repricing Prohibited. Subject to the anti-dilution adjustment provisions contained in Section 4.3 hereof, without the prior approval of the Company’s shareholders, evidenced by a majority of votes cast, neither the Committee nor the Board shall cause the cancellation, substitution or amendment of a Stock Appreciation Right that would have the effect of reducing the base price of such a Stock Appreciation Right previously granted under the Plan, or otherwise approve any modification to such a Stock Appreciation Right that would be treated as a “repricing” under the then applicable rules, regulations or listing requirements.
     8. Restricted Stock Awards.
     8.1 Grant of Restricted Stock Awards. A Restricted Stock Award may be granted to any Eligible Person selected by the Committee. The Committee may require the payment by the Participant of a specified purchase price in connection with any Restricted Stock Award.
     8.2 Vesting Requirements. The restrictions imposed on shares granted under a Restricted Stock Award shall lapse in accordance with the vesting requirements specified by the Committee in the Award Agreement. Such vesting requirements may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion. If the vesting requirements of a Restricted Stock Award shall not be satisfied, the Award shall be forfeited and the shares of Common Stock subject to the Award shall be returned to the Company. Notwithstanding the foregoing, the Committee may accelerate the vesting of a Restricted Stock Award at any time.
     8.3 Restrictions. Shares granted under any Restricted Stock Award may not be transferred, assigned or subject to any encumbrance, pledge, or charge until all applicable restrictions are removed or have expired. Failure to satisfy any applicable restrictions shall result in the subject shares of the Restricted Stock Award being forfeited and returned to the Company. The Committee may require in an Award Agreement that certificates representing the shares granted under a Restricted Stock Award bear a legend making appropriate reference to the restrictions imposed, and that certificates representing the shares granted or sold under a Restricted Stock Award will remain in the physical custody of an escrow holder until all restrictions are removed or have expired.
     8.4 Rights as Shareholder. Subject to the foregoing provisions of this Section 8 and the applicable Award Agreement, the Participant shall have all rights of a shareholder with respect to the shares granted to the Participant under a Restricted Stock Award, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto. The Committee may provide in an Award Agreement that dividends and distributions with regard to unvested shares will be held by the Company or an escrow agent and paid to the Participant only at the times of vesting or other payment of the Restricted Stock Award.
     8.5 Section 83(b) Election. If a Participant makes an election pursuant to Section 83(b) of the Code with respect to a Restricted Stock Award, the Participant shall file, within 30 days following the Date of Grant, a copy of such election with the Company and with the Internal Revenue Service, in accordance with the regulations under Section 83 of the Code. The Committee may provide in an Award Agreement that the Restricted Stock Award is conditioned upon the Participant’s making or refraining from making an election with respect to the Award under Section 83(b) of the Code.
     8.6 Qualified Performance Award. To the extent a Restricted Stock Award is designated as a Qualified Performance Award, it shall be subject to the restrictions set forth in Section 11.
     9. Restricted Stock Unit Awards.
     9.1 Grant of Restricted Stock Unit Awards. A Restricted Stock Unit Award may be granted to any Eligible Person selected by the Committee. The value of each Restricted Stock Unit will be equal to the Fair Market Value of the Common Stock on the applicable date or time period of determination, as specified by the Committee. A Restricted Stock Unit Award shall be subject to such restrictions and conditions as the Committee shall determine. A Restricted Stock Unit Award may be granted together with a dividend equivalent right with respect to the shares of Common Stock subject to the Award, which may be accumulated and may be deemed reinvested in additional stock units, as determined by the Committee in its discretion.
     9.2 Vesting Requirements. On the Date of Grant, the Committee shall in its discretion determine any vesting requirements with respect to a Restricted Stock Unit Award, which shall be set forth in the Award Agreement, provided that the Committee may accelerate the vesting of a Restricted Stock Unit Award at any time. Such vesting requirements may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods) or on the attainment of specified performance goals established by the Committee in its discretion. Notwithstanding the foregoing, the Committee may accelerate the vesting of a Restricted Stock Unit Award at any time. A Restricted Stock Unit Award may also be granted on a fully vested basis, with a deferred payment date.
     9.3 Payment of Restricted Stock Unit Awards. A Restricted Stock Unit Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Restricted Stock Unit Award may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof. Any cash payment of a Restricted Stock Unit Award shall be made based upon the Fair Market Value of the Common Stock, determined on such date or over such time period as determined by the Committee.
     9.4 No Rights as Shareholder. The Participant shall not have any rights as a shareholder with respect to the shares subject to a Restricted Stock Unit Award until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.
     9.5 Qualified Performance Award. To the extent a Restricted Stock Unit Award is designated as a Qualified Performance Award, it shall be subject to the restrictions set forth in Section 11.
     10. Performance Awards
     10.1 Grant of Performance Awards. Performance Share and Performance Unit Awards (collectively, “Performance Awards”) may be granted to any Eligible Person selected by the Committee. Performance Awards shall be subject to such restrictions and conditions as the Committee shall determine. Unless otherwise determined by the Committee at grant, a Performance Share Award shall not be granted with a dividend equivalent right with respect to the shares of Common Stock subject to the Award.

     10.2 Vesting Requirements. On the Date of Grant, the Committee shall in its discretion determine any vesting requirements with respect to a Performance Award, which shall be set forth in the Award Agreement, provided that the Committee may accelerate the vesting of a Performance Award at any time. Vesting requirements may be based on the continued Service of the Participant with the Company or its Subsidiaries for a specified time period (or periods), as well as on the attainment of specified performance goals established by the Committee in its discretion. The Committee may provide that if performance relative to the performance goals exceeds targeted levels, then the number of Performance Awards earned shall be a multiple (e.g., 150%) of those that would be earned for target performance.
     10.3 Payment of Performance Awards. A Performance Award shall become payable to a Participant at the time or times determined by the Committee and set forth in the Award Agreement, which may be upon or following the vesting of the Award. Payment of a Performance Award may be made, at the discretion of the Committee, in cash or in shares of Common Stock, or in a combination thereof.
     10.4 No Rights as Shareholder. The Participant shall not have any rights as a shareholder with respect to the shares subject to a Performance Share Award until such time as shares of Common Stock are delivered to the Participant pursuant to the terms of the Award Agreement.
     10.5 Qualified Performance Award. To the extent a Performance Award is designated as a Qualified Performance Award, it shall be subject to the restrictions set forth in Section 11.
     11. Qualified Performance Awards
     11.1 Designation as Qualified Performance Award. The Committee may designate whether any Restricted Stock, Restricted Stock Unit or Performance Award granted to an employee is intended to qualify as “performance-based compensation”, within the meaning of Section 162(m) of the Code.
     11.2 Performance Measures. Any Award (or the lapse of restrictions on an Award) designated as intended to be performance-based compensation shall be, to the extent required by Section 162(m) of the Code, either (1) conditioned upon the achievement of one or more of the following performance measures or (2) granted based upon the achievement of one or more of the following performance measures: earnings, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization, earnings per share, economic value created, market share, net income (before or after taxes), operating income, adjusted net income after capital charge, return on assets, return on capital (based on earnings or cash flow), return on equity, return on investment, revenue, cash flow, operating margin, share price, total stockholder return, total market value, and strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, productivity measures, geographic business expansion goals, cost targets, customer satisfaction or employee satisfaction goals, goals relating to merger synergies, management of employment practices and employee benefits, or supervision of litigation or information technology, and goals relating to acquisitions or divestitures. Performance goals may be established on a Company-wide basis or with respect to one or more business units or divisions or Subsidiaries. The targeted level or levels of performance (which may include minimum, maximum and target levels of performance) with respect to such performance measures may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. When establishing performance goals for a performance period, the Committee may exclude any or all “extraordinary items” as determined under U.S. generally accepted accounting principles or other unusual or non recurring items, including, without limitation, the charges or costs associated with restructurings of the Company, discontinued operations and the effects of accounting and tax law changes.
     11.3 Additional Requirements. Any Award that is intended to qualify as “performance-based compensation” shall also be subject to the following:
     (a) No later than the earlier of (i) 90 days following the commencement of each performance period and (ii) the day on which 25% of the performance period has elapsed (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (1) grant a target number of shares or units, (2) select the performance goal or goals applicable to the performance period and (3) specify the relationship between performance goals and the number of shares or units that may be earned by a Participant for such performance period. The performance goals shall satisfy the requirements in Section 162(m) of the Code for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met.
     (b) Following the completion of each performance period, the Committee shall certify in writing whether the applicable performance targets have been achieved and the number of units or shares, if any, earned by a Participant for such performance period.
     (c) In determining the number of units or shares earned by a Participant for a given performance period, the Committee shall have the right to reduce (but not increase) the amount earned at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period.
     12. Stock Awards.
     12.1 Grant of Stock Awards. A Stock Award may be granted to any Eligible Person selected by the Committee. A Stock Award may be granted for past services, in lieu of bonus or other cash compensation, as Non-Employee Director compensation, as an inducement to become an employee or a Non-Employee Director, or for any other valid purpose as determined by the Committee. A Stock Award, may represent shares of Common Stock that are issued without restrictions on transfer and other incidents of ownership and free of forfeiture conditions, or may be subject to terms and conditions determined by the Committee and described in the Award Agreement. Stock Awards may be granted together with dividend equivalent rights with respect to the shares of Common Stock subject to the Award, which may (but will not be required to be) accumulated and may (but will not be required to be) deemed reinvested in additional Common Stock.. The Committee may, in connection with any Stock Award, require the payment of a specified purchase price.
     12.2 Rights as Shareholder. Subject to the foregoing provisions of this Section 12 and the applicable Award Agreement, upon the issuance of the Common Stock under a Stock Award the Participant will become the owner of that Common Stock and will have all rights of a shareholder with respect to the shares of Common Stock, including the right to vote the shares and receive all dividends and other distributions paid or made with respect thereto.
     13. Change in Control.
     13.1 Effect of Change in Control. The Committee may, in its discretion determine, and provide in the applicable Award Agreement, that vesting or other terms of an Award will be accelerated or otherwise affected by a Change in Control, either alone or together with a termination of employment by the Grantee for Good Reason or by the Company without Cause, or otherwise.
     14. Forfeiture Events.
     14.1 General. The Committee may specify in an Award Agreement at the time of the Award that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include, but shall not be limited to, violation of material Company policies, breach of noncompetition, confidentiality or other restrictive covenants that may apply to the Participant, or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Subsidiaries.
     14.2 Termination for Cause. If a Participant’s employment with the Company or any Subsidiary shall be terminated for Cause, such Participant’s right to any further payments, vesting or exercisability with respect to any Award shall terminate in its entirety.
     15. General Provisions.
     15.1 Award Agreement. To the extent deemed necessary by the Committee, an Award under the Plan shall be evidenced by an Award Agreement in a written or electronic form. The Award Agreement shall be subject to and incorporate, by reference or otherwise, all of the applicable terms and conditions of the Plan, and may also set forth other terms and conditions applicable to the Award as determined by the Committee consistent with the limitations of the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the Award Agreement. The Committee need not require the execution of an Award

Agreement by a Participant, in which case, acceptance of the Award by the Participant shall constitute agreement by the Participant to the terms, conditions, restrictions and limitations set forth in the Plan and the Award Agreement as well as the administrative guidelines of the Company in effect from time to time.
     15.2 No Assignment or Transfer; Beneficiaries. Except as provided in Section 6.7 hereof, Awards under the Plan shall not be assignable or transferable by the Participant, except by will or by the laws of descent and distribution, and shall not be subject in any manner to assignment, alienation, pledge, encumbrance or charge. Notwithstanding the foregoing, the Committee may provide in an Award Agreement that the Participant shall have the right to designate a beneficiary or beneficiaries who shall be entitled to any rights, payments or other benefits specified under an Award following the Participant’s death. During the lifetime of a Participant, an Award shall be exercised only by such Participant or such Participant’s guardian or legal representative. In the event of a Participant’s death, an Award may to the extent permitted by the Award Agreement be exercised by the Participant’s beneficiary as designated by the Participant in the manner prescribed by the Committee or, in the absence of an authorized beneficiary designation, by the legatee of such Award under the Participant’s will or by the Participant’s estate in accordance with the Participant’s will or the laws of descent and distribution, in each case in the same manner and to the same extent that such Award was exercisable by the Participant on the date of the Participant’s death.
     15.3 Deferrals of Payment. The Committee may in its discretion permit a Participant to defer the receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the Participant by virtue of the exercise of a right or the satisfaction of vesting or other conditions with respect to an Award. If any such deferral is to be permitted by the Committee, the Committee shall establish rules and procedures relating to such deferral in a manner intended to comply with the requirements of Section 409A of the Code, including, without limitation, the time when an election to defer may be made, the time period of the deferral and the events that would result in payment of the deferred amount, the interest or other earnings attributable to the deferral and the method of funding, if any, attributable to the deferred amount.
     15.4 Rights as Shareholder. A Participant shall have no rights as a holder of shares of Common Stock with respect to any unissued securities covered by an Award until the date the Participant becomes the holder of record of such securities. Except as provided in Section 4.3 hereof, no adjustment or other provision shall be made for dividends or other shareholder rights, except to the extent that the Award Agreement provides for dividend payments or dividend equivalent rights.
     15.5 Employment or Service. Nothing in the Plan, in the grant of any Award or in any Award Agreement shall confer upon any Eligible Person any right to continue in the Service of the Company or any of its Subsidiaries, or interfere in any way with the right of the Company or any of its Subsidiaries to terminate the Participant’s employment or other service relationship for any reason at any time.
     15.6 Securities Laws. No shares of Common Stock will be issued or transferred pursuant to an Award unless and until all then applicable requirements imposed by Federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges or markets upon which the shares of Common Stock may be listed, have been fully met. As a condition precedent to the issuance of shares pursuant to the grant or exercise of an Award, the Company may require the Participant to take any reasonable action to meet such requirements. The Committee may impose such conditions on any shares of Common Stock issuable under the Plan as it may deem advisable, including, without limitation, restrictions in order to ensure compliance with the Securities Act of 1933, as amended, the requirements of any exchange or market upon which such shares of the same class are then listed, and any blue sky or other securities laws applicable to such shares. The Committee may also require the Participant to represent and warrant at the time of issuance or transfer that the shares of Common Stock are being acquired only for investment purposes and without any current intention to sell or distribute such shares.
     15.7 Tax Withholding. The Participant shall be responsible for payment of any taxes or similar charges required by law to be withheld from an Award or an amount paid in satisfaction of an Award, which shall be paid by the Participant on or prior to the payment or other event that results in taxable income in respect of an Award. The Award Agreement may specify the manner in which the withholding obligation shall be satisfied with respect to the particular type of Award, which may include procedures to permit or require a Participant to satisfy such obligation in whole or in part (but only up to the statutory minimum) by having the Company withhold shares of Common Stock from the shares to which the Participant is entitled. The number of shares to be withheld shall have a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to (but not exceeding) the amount of such obligations being satisfied. Notwithstanding the foregoing, the Company, in its sole discretion, may withhold all such required taxes from any amount otherwise payable to a Participant. Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, a Participant’s satisfaction of any tax-withholding requirements will be a condition precedent to the Company’s obligation to issue Common Stock or make payments to that Participant as may otherwise be provided and to the termination of any restrictions on transfer related to the circumstance or event that results in the tax-withholding requirement.
     15.8 Unfunded Plan. The adoption of the Plan and any reservation of shares of Common Stock or cash amounts by the Company to discharge its obligations hereunder shall not be deemed to create a trust or other funded arrangement. Except upon the issuance of Common Stock pursuant to an Award, any rights of a Participant under the Plan shall be those of a general unsecured creditor of the Company, and neither a Participant nor the Participant’s permitted transferees or estate shall have any other interest in any assets of the Company by virtue of the Plan. Notwithstanding the foregoing, the Company shall have the right to implement or set aside funds in a grantor trust, subject to the claims of the Company’s creditors or otherwise, to discharge its obligations under the Plan.
     15.9 Other Compensation and Benefit Plans. The adoption of the Plan shall not affect any other share incentive or other compensation plans in effect for the Company or any Subsidiary, nor shall the Plan preclude the Company from establishing any other forms of share incentive or other compensation or benefit program for employees of the Company or any Subsidiary. The amount of any compensation deemed to be received by a Participant pursuant to an Award shall not constitute includable compensation for purposes of determining the amount of benefits to which a Participant is entitled under any other compensation or benefit plan or program of the Company or a Subsidiary, including, without limitation, under any pension or severance benefits plan, except to the extent specifically provided by the terms of any such plan.
     15.10 Plan Binding on Transferees. The Plan shall be binding upon the Company, its transferees and assigns, each Participant, and each Participant’s executor, administrator and permitted transferees and beneficiaries.
     15.11 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.
     15.12 Foreign Jurisdictions. The Committee may adopt, amend and terminate such arrangements and grant such Awards, not inconsistent with the intent of the Plan, as it may deem necessary or desirable to comply with any tax, securities, regulatory or other laws of jurisdictions outside the United States of America with respect to Awards that may be subject to such laws. The terms and conditions of such Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of the Plan, not inconsistent with the intent of the Plan, as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose.
     15.13 Substitute Awards in Corporate Transactions. Nothing contained in the Plan shall be construed to limit the right of the Committee to grant Awards under the Plan in connection with the acquisition, whether by purchase, merger, consolidation or other corporate transaction, of the business or assets of any corporation or other entity. Without limiting the foregoing, the Committee may grant Awards under the Plan to an employee or director of another corporation who becomes an Eligible Person by reason of any such corporate transaction in substitution for awards previously granted by such corporation or entity to such. The terms and conditions of the substitute Awards may vary from the terms and conditions that would otherwise be required by the Plan solely to the extent the Committee deems necessary for such purpose.
     15.14 No Fiduciary Relationship. Nothing in the Plan and no action taken pursuant to the Plan, will create a fiduciary relationship between the Company, its Directors or officers or the Committee, on the one hand, and the Participant or any other person or entity, on the other.
     15.15 Governing Law. The Plan and all rights hereunder shall be subject to and interpreted in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws, and to applicable Federal securities laws.
     15.16 Employment and Other Agreements. Any provision in a written employment, severance or other agreement providing accelerated vesting or other protective provisions applicable to types of Awards granted under the Plan will apply to Awards under the Plan unless the Award Agreement relating to a particular Award provides otherwise.
     15.16 Notices. All notices under the Plan must be in writing or delivered electronically, if to the Company, at its principal office, addressed to the attention of the Director of Human Relations; and if to the Participant, at the address appearing in the Company’s records.

     15.17 Captions. The use of captions in this Plan is for convenience. The captions are not intended to provide substantive rights.
     16. Effective Date; Amendment and Termination.
     16.1 Effective Date. The Plan shall become effective following its adoption by the Board and its approval by the Company’s shareholders on the date of the 2005 Annual Meeting of Shareholders.
     16.2 Amendment. The Board may at any time and from time to time and in any respect, amend or modify the Plan and any Award granted under the Plan. The Board may seek the approval of any amendment or modification by the Company’s shareholders to the extent it deems necessary or advisable in its discretion for purposes of compliance with Section 162(m) or Section 422 of the Code, the listing requirements of the applicable exchange or securities market or for any other purpose. Except as provided in Section 15.15, no amendment or modification of the Plan or any Award shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.
     16.3 Termination. The Plan shall terminate on March 31, 2015. The Board may, in its discretion and at any earlier date, terminate the Plan. Notwithstanding the foregoing, no termination of the Plan shall adversely affect any Award theretofore granted without the consent of the Participant or the permitted transferee of the Award.

Appendix B
ANNUAL MEETING OF STOCKHOLDERS OF
ATARI, INC.
September 21, 2006

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
â Please detach along perforated line and mail in the envelope provided. â

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1.	Election of Directors: To elect the three nominees listed below as Class II directors:

NOMINEES:
☐	FOR ALL NOMINEES	O	James Ackerly	Class II
		O	Denis Guyennot	Class II

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES	O	Ann E. Kronen	Class II

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	APPROVAL OF AMENDMENT TO 2005 STOCK INCENTIVE PLAN: To approve an amendment to the 2005 Stock Incentive Plan to increase the number of Shares that may be issued thereunder.	☐	☐	☐

3.	APPROVAL OF AUDITORS: To ratify and approve the appointment of Deloitte & Touche LLP as independent auditors for the fiscal year ending March 31, 2007.	☐	☐	☐
In their discretion, the Proxies are authorized to vote upon any other matters that may properly come before the meeting or any adjournments thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IN THE ABSENCE OF DIRECTION THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED UNDER THE ELECTION OF DIRECTORS AND FOR PROPOSALS 2 AND 3.
Receipt of the Notice of Annual Meeting and the Proxy Statement and Annual Report on Form 10-K for the fiscal year ended March 31, 2006 of the Company accompanying the same is hereby acknowledged.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

☐	■
ATARI, INC.
Annual Meeting of Stockholders
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
     The undersigned stockholder of ATARI, INC. (the “Company”) hereby appoints Bruno Bonnell and Arturo Rodriguez, and each of them, proxies of the undersigned, with full power of substitution to each, to vote all shares of the Company which the undersigned is entitled to vote at the Company’s Annual Meeting to be held at the offices of Atari, Inc., 417 Fifth Avenue, New York, New York 10016, on September 21, 2006 at 9:00 a.m., local time, and at any adjournment thereof, and the undersigned authorizes and instructs said proxies or their substitutes to vote as follows:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR
ALL NOMINEES FOR ELECTION AND FOR PROPOSALS 2 AND 3.

(Continued and to be dated and signed on the other side.)

SEE REVERSE
SIDE

■	14475	■